UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14 A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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VITAMIN SHOPPE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VITAMIN SHOPPE, INC.

300 Harmon Meadow Blvd.

Secaucus, New Jersey 07094

April 27, 2016

To our stockholders:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of Vitamin Shoppe, Inc., which will be held at La Quinta Inn & Suites, 350 Lighting Way, Secaucus, NJ 07094, on Tuesday, June 7, 2016, beginning at 10:00 a.m., Eastern Daylight Time.

The formal notice of the annual meeting is provided in the enclosed proxy statement. At the annual meeting, stockholders will vote on the following:

(1)	Amendment to the Amended and Restated Certificate of Incorporation (the “Charter”) described in the enclosed proxy;

(2)	Election of the ten (10) nominees named in the enclosed proxy statement to the board of directors;

(3)	Advisory vote to approve named executive officer compensation;

(4)	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm; and

(5)	Transaction of such other business that may properly come before the 2016 Annual Meeting.

The enclosed proxy statement provides you with detailed information regarding the business to be considered at the 2016 Annual Meeting. Your vote is important. We urge you to please vote your shares now whether or not you plan to attend the 2016 Annual Meeting. You may revoke your proxy at any time before the proxy is voted by following the procedures described in the enclosed proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the 2016 Annual Meeting. The rules of the Securities and Exchange Commission allow us to furnish our proxy materials over the Internet. We are mailing to many of our stockholders a notice of availability of the proxy materials over the Internet, rather than mailing a full paper set of the materials. The notice of availability contains instructions on how to access our proxy materials on the Internet, as well as instructions on obtaining a paper copy of the proxy materials. All stockholders who do not receive such a notice of availability will receive a full set of paper proxy materials by U.S. mail. This process will reduce our costs to print and distribute our proxy materials.

Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. If you receive a paper copy of the proxy materials, you may also vote by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope furnished for that purpose. By using the Internet or telephone, you help us reduce postage and proxy tabulation costs.

Sincerely,

Richard L. Markee

Non-Executive Chairman

VITAMIN SHOPPE, INC.

300 Harmon Meadow Blvd.

Secaucus, New Jersey 07094

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 a.m., Eastern Daylight Time on Tuesday, June 7, 2016

Place	La Quinta Inn & Suites, 350 Lighting Way, Secaucus, NJ 07094

Items of Business

•    Amendment of our Amended and Restated Certificate of Incorporation (the “Charter”).

•     Election of the ten (10) nominees to the Board of Directors.

•    Advisory vote to approve the compensation to our named executive officers.

•     Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2016 fiscal year.

•     Transaction of such other business as may properly come before the 2016 Annual Meeting and any adjournment or postponement.

Record Date	You can vote if you were a stockholder of record at the close of business on Tuesday, April 12, 2016.

Internet Availability	We are using the Internet as our primary means of furnishing our proxy materials to our stockholders. Rather than sending stockholders a paper copy of our proxy materials, we are sending them a notice with instructions for accessing the materials and voting via the Internet. We believe this method of distribution makes the proxy distribution process more efficient and less costly and will limit our impact on the environment. This notice of 2016 Annual Meeting, the proxy statement and our annual report to stockholders, which includes our Annual Report on Form 10-K, are available at www.envisionreports.com/VSI.

Proxy Voting	It is important that your shares be present or represented and voted at the 2016 Annual Meeting. You can vote your shares on the Internet at www.envisionreports.com/VSI, by telephone by calling 1-800-652-8683, or by completing and returning your proxy card. Voting instructions are printed on your proxy card or included with your proxy materials. You can revoke a proxy before its exercise at the 2016 Annual Meeting by following the instructions in the accompanying proxy statement.

Richard L. Markee

Non-Executive Chairman

April 27, 2016

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

We are providing this notice of our annual meeting of stockholders, proxy statement, voting instructions and annual report to stockholders (the “proxy materials”) in connection with the solicitation by the board of directors (the “Board”) of Vitamin Shoppe, Inc. (“Vitamin Shoppe,” the “Company,” “we,” “us” or “our”), a Delaware corporation, of proxies to be voted at our 2016 annual meeting of stockholders and at any adjournment or postponement (the “2016 Annual Meeting”).

We anticipate that the notice of Internet availability of proxy materials will first be sent to stockholders on or about April 27, 2016. The proxy statement and the form of proxy relating to the 2016 Annual Meeting are first being made available to stockholders on or about April 27, 2016.

You are invited to attend the 2016 Annual Meeting on Tuesday, June 7, 2016, beginning at 10:00 a.m., Eastern Daylight Time. The 2016 Annual Meeting will be held at La Quinta Inn & Suites, 350 Lighting Way, Secaucus, NJ 07094. Stockholders will be admitted to the 2016 Annual Meeting beginning at 9:30 a.m., Eastern Daylight Time. Seating will be limited.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services, you are considered the “stockholder of record” with respect to those shares. If you are a stockholder of record, we are sending the proxy materials directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, those shares are held in “street name.” You are considered the “beneficial owner” of shares held in street name. The proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the proxy or voting instructions included in the mailing or by following their instructions for voting by telephone or on the Internet.

Why did I receive in the mail a Notice of Internet Availability of Proxy Materials?

Under rules adopted by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to many of our stockholders. If you received a notice by mail, you will not receive a printed copy of the proxy materials unless you request one. The notice tells you how to access and review the proxy materials over the Internet at www.envisionreports.com/VSI. The notice also tells you how to access your proxy card to vote on the Internet. If you received a notice by mail and would like to receive a printed or email copy of the proxy materials, please follow the instructions included in the notice.

What should I bring with me to attend the 2016 Annual Meeting?

Stockholders must present a form of personal identification to be admitted to the 2016 Annual Meeting.

If your shares are held beneficially in the name of a broker, bank or other holder of record and you plan to attend the 2016 Annual Meeting, you must also present proof of your ownership of Vitamin Shoppe common stock, such as a brokerage or bank account statement, to be admitted to the 2016 Annual Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the 2016 Annual Meeting.

Who is entitled to vote at the 2016 Annual Meeting?

Stockholders of record at the close of business on April 12, 2016, the record date for the 2016 Annual Meeting, are entitled to receive notice of and vote at the 2016 Annual Meeting. You are entitled to one vote on each matter presented at the 2016 Annual Meeting for each share of common stock you owned at that time. At the close of business on April 12, 2016, there were 24,269,395 shares of our common stock outstanding.

How do I vote?

You may vote using any of the following methods:

By Internet

We encourage you to vote and submit your proxy over the Internet at www.envisionreports.com/VSI.

By Telephone

You may vote by telephone by calling 1-800-652-8683.

In person at the 2016 Annual Meeting

All stockholders may vote in person at the 2016 Annual Meeting. You may also be represented by another person at the 2016 Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the 2016 Annual Meeting.

What can I do if I change my mind after I vote my shares?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	written notice of revocation to our Corporate Secretary at Vitamin Shoppe, Inc., 300 Harmon Meadow Blvd., Secaucus, New Jersey 07094;

•	timely submission of a valid, later-dated proxy via mail, the Internet or the telephone; or

•	voting by ballot at the 2016 Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also vote in person at the 2016 Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

Can I vote if my shares are held in “street name”?

If the shares you own are held in “street name” by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. To vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokers also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your brokerage firm on your voting instruction form.

Under the current rules of the New York Stock Exchange, or NYSE, if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but it will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal Four) is considered to be a discretionary item under the NYSE rules, and your brokerage firm will thus be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name. The Charter amendment (Proposal One), the election of directors

(Proposal Two) and the “say-on-pay” proposal (Proposal Three) are “non-discretionary” items. If you do not instruct your broker how to vote with respect to these proposals, your broker is not permitted to vote with respect to these proposals and those votes will thus be considered “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

If your shares are held in street name, you must bring an account statement or letter from your bank or brokerage firm showing that you are the beneficial owner of the shares as of the record date (April 12, 2016) to be admitted to the 2016 Annual Meeting on June 7, 2016. To be able to vote your shares held in street name at the 2016 Annual Meeting, you will need to obtain a proxy card from the holder of record.

How will votes be counted?

Each share of common stock will be counted as one vote according to the instructions contained on a proper proxy card, whether submitted in person, by mail, over the Internet or by telephone, or on a ballot voted in person at the 2016 Annual Meeting.

What constitutes a quorum?

For business to be conducted at the 2016 Annual Meeting, a quorum must be present in person or represented by valid proxies. For each of the proposals to be presented at the 2016 Annual Meeting, a quorum consists of the holders of a majority of the shares of common stock issued and outstanding on April 12, 2016, the record date, or at least 12,134,699 shares.

Shares of common stock present in person or represented by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to a particular proposal) will be counted for purposes of determining whether a quorum exists at the 2016 Annual Meeting.

If a quorum is not present, the 2016 Annual Meeting will be adjourned until a quorum is obtained.

What vote is required for each item?

Proposal One – Charter Amendment. The Board is seeking approval of an amendment to our Charter to remove the words “for cause” so that any of the Company’s directors may be removed, with or without cause. The proposed Charter amendment must be approved by the affirmative vote of 66 2/3% of the shares outstanding on the record date. Abstentions count as votes against the proposal. Because shares treated as “broker non-votes” are not entitled to vote on the proposal, they will have no effect on the vote on the proposal. If you do not instruct your broker how to vote with respect to this proposal, your broker cannot vote with respect to this proposal.

Proposal Two – Election of Directors. Under our bylaws, a nominee for director will be elected to the Board if the votes cast “for” the nominee’s election exceed the votes cast “against” the nominee’s election. Abstentions and broker non-votes are not considered votes cast for or against the nominee and will have no effect on the proposal. If you do not instruct your broker how to vote with respect to this proposal, your broker cannot vote your shares with respect to the election of directors.

Our bylaws provide further that if an incumbent director is not elected by a majority of votes cast, the incumbent director shall promptly tender his or her resignation to the Board for consideration. The Nomination and Governance Committee will make a recommendation to the Board on whether to accept or reject the director’s resignation, or whether other action should be taken. The Board will act on the Nomination and Governance Committee’s recommendation and publicly disclose its decision within 90 days from the date of the certification of the election results. An incumbent director who tenders his or her resignation for consideration will not participate in the Nomination and Governance Committee’s or the Board’s recommendation, decision or any related deliberations.

Proposal Three – Say-on-Pay. The Board is seeking a non-binding advisory vote to approve the compensation paid to our named executive officers, as described in the Compensation Discussion and Analysis section, executive compensation tables and accompanying narrative disclosures contained in this proxy statement. Under our bylaws, the affirmative vote of the holders of a majority of the total number of votes of our common stock present in person or represented by proxy and entitled to vote on the proposal is needed to approve this proposal. Abstentions count as votes against the proposal. Because shares treated as “broker non-votes” are not entitled to vote on the proposal, they will have no effect on the vote on the proposal. If you do not instruct your broker how to vote with respect to this proposal, your broker cannot vote with respect to this proposal.

The vote is advisory and non-binding in nature, but the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Proposal Four – Ratification of Independent Registered Public Accounting Firm. Under our bylaws, the affirmative vote of the holders of a majority of the total number of votes of our common stock present in person or represented by proxy and entitled to vote on the proposal is needed to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Abstentions count as votes against the proposal. If you do not provide instructions to your brokerage firm regarding how to vote your shares on this proposal, your broker may (a) vote your shares on your behalf (because this proposal is a “discretionary” item) or (b) leave your shares unvoted. Our bylaws do not require that stockholders ratify the appointment of Deloitte & Touche LLP as our independent auditors. However, we are submitting the appointment of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate governance. If our stockholders fail to ratify the selection, we will consider that failure as a direction to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm, at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

How does the Board recommend that I vote on the proposals?

The Board recommends that you vote:

FOR the adoption and approval of the amendment to the Charter to remove the words “for cause” so that any of the Company’s directors may be removed, with or without cause (Proposal One);

FOR the election of each of the ten (10) nominees to serve as directors on the Board, each for a term of one year (Proposal Two);

FOR the advisory vote to approve the compensation paid to our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this proxy statement (Proposal Three); and

FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 2016 fiscal year (Proposal Four).

Where can I find the voting results?

We will report the voting results in a Current Report on Form 8-K within four business days after the end of our 2016 Annual Meeting.

Could other matters be decided at the 2016 Annual Meeting?

At the date this proxy statement went to press, we did not know of any matters to be raised at the 2016 Annual Meeting other than those described in this proxy statement.

If other matters are properly presented at the 2016 Annual Meeting for consideration, the proxies appointed by the Board will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay for the cost of this proxy solicitation. We do not intend to solicit proxies other than by use of the mail or website posting, but certain of our directors, officers and other employees, without additional compensation, may solicit proxies personally or by telephone, facsimile or email on our behalf.

Who will count the vote?

Computershare Shareowner Services, the inspector of elections appointed for the 2016 Annual Meeting, will tabulate all votes.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of the proxy materials, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings, if any.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy materials, or if you hold stock in more than one account, and in either case you wish` to receive only a single copy of each of these documents for your household, please make a written request to the: Corporate Secretary, Vitamin Shoppe, Inc., 300 Harmon Meadow Blvd., Secaucus, New Jersey 07094 or call (201) 868-5959. If multiple stockholders of record who have the same address received only one copy of the proxy materials and would like to receive additional copies, or if they would like to receive a copy for each stockholder living at that address in the future, send a written request to the address above.

Beneficial owners can request information about householding from their brokers, banks or other holders of record.

Other information

Our annual report to stockholders, which includes our Annual Report on Form 10-K for the 52-week fiscal year ended December 26, 2015 (fiscal 2015), accompanies this proxy statement. No material contained in the annual report to stockholders is to be considered a part of the proxy materials. “Fiscal 2015” refers to the 52-week fiscal year that ended on December 26, 2015, “fiscal 2014” refers to the 52-week fiscal year that ended on December 27, 2014 and “fiscal 2013” refers to the 52-week fiscal year that ended on December 28, 2013.

The contents of our corporate website (http://www.vitaminshoppe.com) are not incorporated by reference into this proxy statement.

PROPOSAL ONE—ADOPTION AND APPROVAL OF AMENDMENT TO OUR CHARTER

We are asking you to adopt and approve an amendment to our Charter to remove the words “for cause” so that any of the Company’s directors may be removed with or without cause.

The Board has unanimously approved the proposed amendment to our Charter. The Board recommends that the Company’s stockholders adopt and approve the proposed amendment.

This description of the proposed amendment to our Charter referred to above is a summary only, and is qualified by and subject to the full text of the proposed amendment, which is attached to this Proxy Statement as Appendix A. Deletions of text are indicated by strike-outs.

If the above-described amendment to our Charter is approved by our stockholders, the Charter will be amended and restated to reflect the revision set forth in Appendix A, and the resulting Charter will be filed with the Delaware Secretary of State. If the proposed amendment is not adopted and approved, the matters reflected in Appendix A will not go into effect.

As provided in our Charter, the affirmative vote of at least 66 2/3% of the shares of our common stock outstanding on the record date is required for the approval of this proposal to amend our Charter.

The Board of Directors recommends a vote FOR the amendment to our Charter described in this Proposal One.

PROPOSAL TWO—ELECTION OF DIRECTORS

As of the date of this proxy statement, the Board consists of twelve (12) members. All directors are elected annually. The Board proposes that the ten (10) nominees described below, be elected for a new term of one year expiring at the Company’s 2017 annual meeting of stockholders (the “2017 Annual Meeting”) and until their successors are duly elected and qualified. After the election, the size of the Board will be reduced to ten (10) members. Proxies cannot be voted for more than the number of nominees proposed for election.

Each of the nominees has consented to be named as a nominee. If any of them should become unavailable to serve as a director (which is not now expected), the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

The Board believes that it is necessary for each of our directors to possess many qualities and skills. When searching for new candidates, the Nomination and Governance Committee considers the evolving needs of the Board and searches for candidates that fill any current or anticipated future gap. The Board also believes that all directors must possess a considerable amount of business management (such as experience as a chief executive officer or chief financial officer) and educational experience. The Nomination and Governance Committee first considers a candidate’s management experience and then considers issues of judgment, background, stature, conflicts of interest, integrity, ethics and commitment to the goal of maximizing stockholder value when considering director candidates. Although the Nomination and Governance Committee does not have a formal policy with respect to Board diversity, the Board and the Nomination and Governance Committee believe that it is essential that the Board members represent diverse viewpoints. In considering candidates for the Board, the Nomination and Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

On January 12, 2016, the Company entered into an Agreement (the “Agreement”) with Carlson Capital, L.P. and certain of its affiliates (collectively, “Carlson Capital”) regarding, among other things, the membership and composition of the Board. Pursuant to the Agreement, Carlson Capital was entitled to recommend one independent nominee (the “Initial Independent Appointee”), reasonably acceptable to the Board, for appointment as a director of the Company. Carlson Capital recommended Guillermo G. Marmol. The Board reviewed Carlson Capital’s recommendation of Guillermo G. Marmol as a director and determined that Mr. Marmol’s significant background in information technology and substantial experience having served as a management consultant focusing on strategic issues would provide valuable knowledge and expertise to the Board. To that end, on February 26, 2016, the Board appointed Guillermo G. Marmol as a director. In the Agreement, the Company also agreed to appoint one additional independent director (the “Subsequent Independent Appointee” and, together with the Initial Independent Appointee, the “New Independent Directors”) as a director of the Company. The Board determined that Mr. Theriault’s previous experience in senior management positions at various retailers and extensive knowledge in operational and information systems would provide valuable knowledge and insight to the Board. Therefore, on March 8, 2016, the Board appointed Timothy J. Theriault as a director. The Agreement provides that the Board was required to be expanded by two members (from ten (10) members to twelve (12) members) in order to appoint the two New Independent Directors, and the Board size was increased from ten (10) to eleven (11) on February 26, 2016, and from eleven (11) to twelve (12) on March 8, 2016. The Company agreed to nominate the New Independent Directors for election as directors at the 2016 Annual Meeting, and as a result Mr. Marmol and Mr. Theriault are nominated below. The Agreement further provides that immediately after the 2016 Annual Meeting, the size of the Board will be ten (10) members and, from the 2016 Annual Meeting through the 2017 Annual Meeting, the size of the Board will be no more than ten (10) directors, except that during such period the Company may increase the size of the Board in order to appoint additional highly qualified independent directors, recommended by the Nomination and Governance Committee and approved by the Board, so long as no more than ten (10) directors will stand for re-election at the 2017 Annual Meeting.

All our directors bring to the Board extensive executive leadership and board experience derived from their service as executives and, in many cases, service as chief executive officers. We describe the process undertaken by the Nomination and Governance Committee in recommending qualified director candidates below under “Corporate Governance – Director Nomination Process.” We also describe some of the individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole.

The names of the ten (10) nominees, along with their present positions, their principal occupations and directorships held with other public corporations during the past five years, their ages and the month and year first elected as a director, are provided below. No directors or executive officers have any family relationship to any other director, nominee for director or executive officer.

Nominees for Directors

Name	Present positions and offices with us, principal occupations during the past five years and other directorships	Age	Month and year first elected director

Richard L. Markee

Richard L. Markee became our Non-Executive Chairman on January 4, 2016 and was our Executive Chairman from April 2011 to January 2016. He previously served as Chief Executive Officer and Chairman of the Board from September 2009 to April 2011, and served as non-executive Chairman of the Board from April 2007 to September 2009.

He served as the President of Babies “R” Us from August 2004, and Vice Chairman of Toys “R” Us, Inc. from May 2003, through November 2007. Mr. Markee also served as interim chief executive officer of Toys “R” Us, Inc. and its subsidiaries from July 2005 to February 2006. Mr. Markee served as President of Toys “R” Us U.S. from May 2003 to August 2004. From January 2002 to May 2003, he was Executive Vice President – President – Specialty Businesses and International Operations of Toys “R” Us.

Mr. Markee was an Operating Partner of Irving Place Capital Management, L.P. from November 2008 to September 2009. From 2006 to 2008, Mr. Markee was an Operating Partner of Bear Stearns Merchant Banking.

Mr. Markee previously served as a director of Collective Brands, Inc., The Sports Authority, Inc., Dorel Industries and Toys “R” Us.

The Board selected Mr. Markee to serve as a director nominee because he possesses particular knowledge and experience in retailing and marketing/branded

		62	September 2007

Name	Present positions and offices with us, principal occupations during the past five years and other directorships	Age	Month and year first elected director

consumer products and strategic planning and leadership of complex organizations that strengthen the Board’s collective qualifications, skills and experience.

Colin Watts

Colin Watts has served as our Chief Executive Officer since April 6, 2015. Prior to joining us, Mr. Watts was President of Weight Watchers Health Solutions from July 2013 to March 2015. He previously served as Senior Vice President, Health Solutions and Global Innovation at Weight Watchers from 2012 through July 2013. Before joining Weight Watchers, Mr. Watts was the Chief Innovation Officer and a member of the executive team at Walgreens from December 2008 through December 2011. Prior to that, he was General Manager of US Soup at Campbell Soup Company from February 2007 to November 2008. Mr. Watts also previously served as Worldwide President of two Johnson & Johnson operating companies: McNeil Nutritionals from 2002 to 2005 and McNeil Consumer Healthcare from 2005 to 2007.

Pursuant to Mr. Watts’ employment agreement, the Board selected Mr. Watts as a director nominee because he has a broad range of experience in general management, marketing and innovation from leading consumer, retail and healthcare companies. Each of these professional experiences strengthens the Board’s collective qualifications, skills and experience.

		50	April 2015

B. Michael Becker

B. Michael Becker is Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Becker was a Senior Consultant at Pay Pal, Inc. from August 2008 to November 2009, and from August 2006 to August 2008 had a consulting practice to provide accounting and audit services. Mr. Becker served as an Audit Partner for Ernst & Young LLP from 1979 until his retirement in 2006. Mr. Becker also serves as a director and Chairman of the Audit Committee of Tailored Brands, Inc. (formerly The Men’s Wearhouse, Inc.).

The Board selected Mr. Becker to serve as a director nominee based on his extensive experience in financial and accounting matters and in auditing and reporting on the financial statements and internal control over financial reporting of large publicly held companies, including retail companies.

		71	January 2008

Name	Present positions and offices with us, principal occupations during the past five years and other directorships	Age	Month and year first elected director

John D. Bowlin

John D. Bowlin has been the Lead Director since December 29, 2015. He is also a member of the Audit Committee. From January 2008 through December 2011, Mr. Bowlin served as an executive advisor to CCMP Capital Advisors, LLC.

From 1999 until 2003, he served as President and Chief Executive Officer of Miller Brewing Company. Prior to that, Mr. Bowlin was employed by Philip Morris Companies, Inc. in various leadership capacities, including President, Kraft International, Inc. (1996-1999), President and Chief Operating Officer, Kraft Foods North America (1994-1996), President and Chief Operating Officer, Miller Brewing Company (1993-1994), and President, Oscar Mayer Food Corporation (1991-1993).

Mr. Bowlin has served as a director of Generac Holdings, Inc. since 2006. Previously, Mr. Bowlin served as a director of the Pliant Corporation, Chupa Chups, Schwan Food Company and Quiznos, as well as the Non-Executive Chairman of Spectrum Brands.

The Board selected Mr. Bowlin as a director nominee due to his experience having served on the boards of directors of retailers and in senior leadership positions, including as chief executive officer for consumer products, manufacturing and brand development companies, including retailers.

		65	October 2014

Catherine E. Buggeln

Catherine E. Buggeln is a member of the Compensation Committee. Since March 2012, Ms. Buggeln has served as a senior advisor to Irving Place Capital Management, L.P. Ms. Buggeln was Senior Vice President, Strategic Planning and Business Development for Coach, Inc. from 2001 to 2004.

Ms. Buggeln is a director of Ascena Retail Group, Inc., where she serves on the Audit Committee and is Chairperson of the Nomination and Governance Committee. She also serves as a director at Five Below and serves on its Compensation and Nomination Governance Committee and as Co-Chair of the Board of Bpeace. Ms. Buggeln previously served as a director of The Timberland Company.

The Board selected Ms. Buggeln as a director nominee because of her strong background in strategic planning and new business development.

		55	November 2009

Name	Present positions and offices with us, principal occupations during the past five years and other directorships	Age	Month and year first elected director

Deborah M. Derby

Deborah M. Derby is the Chairman of the Compensation Committee and a member of the Nomination and Governance Committee. Since November 2015, Ms. Derby has served as a consultant to the Horizon Group USA. She served as Vice Chairman, Executive Vice President of Toys “R” Us from March 2013 to August 2015. Prior to her rejoining Toys “R” Us, she consulted for Kenneth Cole Productions, Inc., beginning in September 2012. She previously served as Chief Administrative Officer for Toys “R” Us from February 2009 to February 2012. Ms. Derby joined Toys “R” Us in 2000 as Vice President, Human Resources and held positions of increasing responsibility during her 11 years there, including Corporate Secretary, Executive Vice President, Human Resources, Legal & Corporate Communications and President, Babies “R” Us.

Prior to joining Toys “R” Us, she spent eight years at Whirlpool Corporation with her last position there as Corporate Director Compensation & Benefits. Ms. Derby also has experience as an attorney specializing in employment law and as a financial analyst with The Goldman Sachs Group, Inc.

The Board selected Ms. Derby as a director nominee based on her breadth of experience in retailing, e-commerce, human resources, legal and financial analysis, as well as her experience as the Executive Vice President of a large global retailer.

		52	December 2012

David H. Edwab

David H. Edwab is a member of the Audit Committee and the Nomination and Governance Committee. Mr. Edwab served the Company as Lead Director from April 4, 2011 until December 29, 2015. Mr. Edwab has served as an officer and director of Tailored Brands, Inc. (formerly The Men’s Wearhouse, Inc.) for approximately 25 years, starting as Vice President of Finance and Director in 1991, serving as Chief Operating Officer from 1993 to 1997, as President in 1997 and as Executive Vice Chairman. Mr. Edwab currently serves as non-executive Vice Chairman of the Board of Directors of Tailored Brands, Inc. (formerly The Men’s Wearhouse, Inc.). Mr. Edwab was a partner with Deloitte & Touche LLP.

Mr. Edwab also currently serves as a director and member of the audit committee and is chairman of the

		61	November 2005

Name	Present positions and offices with us, principal occupations during the past five years and other directorships	Age	Month and year first elected director

nomination and governance committee of New York & Company, Inc. Mr. Edwab previously served as lead director and chairman of the audit committee of Aeropostale, Inc.

The Board selected Mr. Edwab as a director nominee based on his extensive retail and financial background and his experience having served on the boards of directors of retailers.

Guillermo G. Marmol

Mr. Marmol has been a member of the Nomination and Governance Committee since February 2016. Mr. Marmol has served as President of Marmol & Associates since March 2007 and, prior to that, from October 2000 to 2003. He served as Division Vice President and a member of the Executive Committee of Electronic Data Systems Corporation from 2003 to 2007, and as a director and Chief Executive Officer of Luminant Worldwide Corporation from 1998 to 2000. He served as Vice President and Chair of the Operating Committee of Perot Systems Corporation from 1995 to 1998. He began his career at McKinsey & Company rising to increasingly senior positions with the firm, including the positions of Director and Senior Partner from 1990 to 1995. Mr. Marmol is a director and chair of the audit committee of Foot Locker Inc., and a director of Principal Solar Inc. and KERA/KXT North Texas Public Broadcasting Inc., and he is a member of the Board of Trustees and Chair of the Finance Committee of the Center for a Free Cuba in Arlington, Virginia. Mr. Marmol was a director of Information Services Group, Inc.

Pursuant to the Agreement, the Board selected Mr. Marmol as a director nominee because he has a significant background in information technology and systems, and because of his experience having served on the boards of other publicly-traded companies. Through his long tenure as a management consultant focusing on strategic analysis and business processes, Mr. Marmol brings valuable knowledge and expertise to his service on the Board.

		63	February 2016

Beth M. Pritchard	Beth M. Pritchard is a member of both the Compensation and the Nomination and Governance Committee. Ms. Pritchard has served as a principal and strategic advisor for Sunrise Beauty Studio, LLC since 2009. She served as North American Advisor to M.H. Alshaya Co. from 2008-2013. From 2006-2009, Ms. Pritchard was the	69	January 2008

Name	Present positions and offices with us, principal occupations during the past five years and other directorships	Age	Month and year first elected director

President and Chief Executive Officer and subsequent Vice Chairman of Dean & DeLuca, Inc. Ms. Pritchard was the President and Chief Executive Officer of Organized Living Inc. from 2004-2005.

From 1991 to 2003, Ms. Pritchard held executive positions with L Brands, Inc. serving as President and Chief Executive Officer of Bath & Body Works, Chief Executive Officer of Victoria’s Secret Beauty and Chief Executive Officer of The White Barn Candle Company.

Ms. Pritchard also serves as a director of Loblaw Companies Limited (member of the environmental, health and safety committee), Cabela’s, Inc. (member of the compensation and nomination/governance committees) and the nonprofit Bpeace.org.

Previously Ms. Pritchard held director positions with Borderfree, Inc. (acquired by Pitney Bowes June 2015), Zale Corp. (acquired by Signet May 2014), Shoppers Drug Mart (acquired by Loblaw Companies Limited March 2014), Ecolab, Crabtree & Evelyn Holdings, Dean & DeLuca, Inc., Albertson’s and Borders Group, Inc.

The Board selected Ms. Pritchard as a director nominee due to her extensive executive leadership experience as a Chief Executive Officer of multi-store retailers and her experience having served on the boards of directors of retailers.

Timothy J. Theriault	Timothy J. Theriault is a member of the Audit Committee. Mr. Theriault has been an Advisor to the Chief Executive Officer of Walgreens Boots Alliance, Inc. since June 2015. Prior to his current position, he served as executive vice president and global chief information officer of Walgreen Boots Alliance from 2014–2015. He served in leadership positions at Walgreen Company as senior vice president and chief information, innovation and improvement officer from 2012–2014 and as senior vice president and chief information officer from 2009–2012. Additionally, Mr. Theriault worked for Northern Trust Corporation from 1991 to 2009, as president of corporate and institutional services; he served as director of end user computing and advanced technologies for S. C. Johnson & Son, Inc., from 1989 to 1991; and held various positions for Northern Trust Corporation from 1982–1989. He currently serves as a director of Wellmark, Inc. Previously, he served as a board member	55	March 2016

Name	Present positions and offices with us, principal occupations during the past five years and other directorships	Age	Month and year first elected director

for the Depository Trust Clearing Corporation and SureScripts, LLC.

Pursuant to the Agreement, the Board selected Mr. Theriault as a director nominee due to his extensive experience in senior management positions at retailers and his extensive knowledge in operational and information systems.

The Board unanimously recommends that stockholders vote “FOR” the election of each of the director nominees.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which are available on the Investor Relations page of our website, www.vitaminshoppe.com. The Corporate Governance Guidelines describe our corporate governance practices and address corporate governance areas such as Board composition and responsibilities, compensation of directors and executive succession planning.

Director Independence

Based on the NYSE and SEC’s director independence requirements, the Corporate Governance Guidelines provide certain guidelines to assist the Board in its determination of director independence. Our Corporate Governance Guidelines provide that a majority of the members of the Board, and each member of the Audit, Compensation and Nomination and Governance Committees, must meet certain criteria for independence.

The Nomination and Governance Committee reviews the independence of all members of the Board for purposes of determining which Board members are deemed independent. Based on the director independence listing standards of the NYSE and the Corporate Governance Guidelines, the Nomination and Governance Committee and the Board affirmatively determined that each of Mr. Becker, Mr. Bowlin, Ms. Buggeln, Ms. Derby, Mr. Edmondson, Mr. Edwab, Mr. Perkal, Mr. Marmol, Ms. Pritchard and Mr. Theriault is independent. Mr. Edmondson and Mr. Perkal will not stand for re-election. None of the non-employee directors has any material relationship with us other than being a director and stockholder, or any transaction or arrangement that interferes with each director’s independence.

In their determination of Mr. Perkal’s independence, the Board and the Nominating and Corporate Governance considered Mr. Perkal’s de minimis ownership interest with one of the Company’s immaterial vendors and determined that this relationship did not give rise to a material relationship that would impair Mr. Perkal’s independence.

Policies with Respect to Transactions with Related Persons

The Nomination and Governance Committee and the Board have adopted Standards of Business Conduct, which set forth various policies and procedures intended to promote the ethical behavior of all of our employees, officers and directors. The Standards of Business Conduct describe our policy on conflicts of interest. The Company distributes the Standards of Business Conduct to all of its employees officers and directors. The conflicts of interest policy in the Standards of Business Conduct describes the types of relationships that may constitute a conflict of interest with us. All employees, officers and directors are required to annually complete a questionnaire about potential conflicts of interest and certify compliance with our policy.

The executive officers and the Board are also required to complete a questionnaire on an annual basis that requires them to disclose any related person transactions and potential conflicts of interest. The General Counsel reviews the responses to the questionnaires and, if a related person transaction or potential conflict of interest is reported by an independent director or executive officer, the questionnaire is submitted to the Chairman of the Audit Committee for review. If necessary, the Audit Committee will determine whether the relationship is material and will have any effect on the director’s independence. After making that determination, the Audit Committee will report its recommendation on whether the entire Board should approve or ratify the transaction.

Director Nomination Process

The Nomination and Governance Committee is responsible for, among other things, screening potential director candidates and recommending qualified candidates to the Board for nomination.

When identifying and evaluating candidates, the Nomination and Governance Committee first determines whether there are any evolving needs of the Board that require an expert in a particular field. The Nomination and Governance Committee may retain a third-party search firm to assist the committee in locating qualified candidates that meet the needs of the Board at that time. The search firm provides information on a number of candidates, which the Nomination and Governance Committee considers. The Chairman of the Nomination and Governance Committee and some or all of the members of the Nomination and Governance Committee, as well as the Lead Director, our Non-Executive Chairman and our Chief Executive Officer, will interview potential candidates that the Nomination and Governance Committee deems appropriate. If the Nomination and Governance Committee determines that a potential candidate meets the needs of the Board, has the qualifications, and meets the independence standards required by the NYSE and as set forth in the Corporate Governance Guidelines, it will recommend the nomination of the candidate to the Board.

The Nomination and Governance Committee’s policy is to consider director candidates recommended by stockholders, if those recommendations are properly submitted to us. Stockholders wishing to recommend persons for consideration by the Nomination and Governance Committee as nominees for election to the Board can do so by writing to the Corporate Secretary at Vitamin Shoppe, Inc., 300 Harmon Meadow Blvd., Secaucus, New Jersey 07094. Recommendations must include the proposed nominee’s name, detailed biographical data outlining the candidate’s relevant background, professional and business experience and other significant accomplishments, a statement outlining the reasons why the candidate’s skills, experience and background would make a valuable contribution to the Board, a minimum of two references who have either worked with the candidate, served on a board of directors or board of trustees with the candidate (or can otherwise provide relevant perspective on the candidate’s capabilities as a potential Board member), as well as a written statement from the candidate consenting to be named and, if nominated and elected, to serve as a director. Recommendations must also follow our procedures for nomination of directors by stockholders as provided in our charter and by-laws. The Nomination and Governance Committee will consider the candidate and the candidate’s qualifications in the same manner in which it evaluates nominees identified by the Nomination and Governance Committee. The Nomination and Governance Committee may contact the stockholder making the nomination to discuss the qualifications of the candidate and the stockholder’s reasons for making the nomination. The Nomination and Governance Committee may then interview the candidate if it deems the candidate to be appropriate. The Nomination and Governance Committee may use the services of a third-party search firm to provide additional information about the candidate before making a recommendation to the Board.

The Nomination and Governance Committee’s nomination process is designed to ensure that the Nomination and Governance Committee fulfills its responsibility to recommend candidates who are properly qualified to serve us for the benefit of all of our stockholders, consistent with the standards established by the Nomination and Governance Committee under the Corporate Governance Guidelines.

On January 12, 2016, the Company entered into the Agreement regarding, among other things, the membership and composition of the Board. Pursuant to the Agreement, Carlson Capital was entitled to recommend the Initial Independent Appointee, reasonably acceptable to the Board, for appointment as a director of the Company, and on February 26, 2016, upon the recommendation of Carlson Capital, the Board appointed Guillermo G. Marmol as a director. In the Agreement, the Company also agreed to appoint the Subsequent Independent Appointee as a director of the Company. The Board determined that Mr. Theriault’s previous experience in senior management positions at various retailers and extensive knowledge in operational and information systems would provide valuable knowledge and insight to the Board. Therefore, on March 8, 2016, the Board appointed Timothy J. Theriault as a director. The Agreement provides that the Board was required to be expanded by two members (from ten (10) members to twelve (12) members) in order to appoint the two New Independent Directors, and the Board size was increased from ten (10) to eleven (11) on

February 26, 2016, and from eleven (11) to twelve (12) on March 8, 2016. The Company agreed to nominate the New Independent Directors for election as directors at the 2016 Annual Meeting, and as a result Mr. Marmol and Mr. Theriault are nominated in this proxy statement. The Agreement further provides that immediately after the 2016 Annual Meeting, the size of the Board will be ten (10) members and, from the 2016 Annual Meeting through the Company’s 2017 Annual Meeting, the size of the Board will be no more than ten directors, except that during such period the Company may increase the size of the Board in order to appoint additional highly qualified independent directors, recommended by the Nomination and Governance Committee and approved by the Board, so long as no more than ten (10) directors will stand for re-election at the 2017 Annual Meeting.

Pursuant to the Agreement, Carlson Capital may replace (a “Replacement”) the Initial Independent Appointee in the event he resigns or can no longer serve on the Board due to death, disability or other reasons before the 2017 Annual Meeting, subject to such candidate being reasonably satisfactory to the Board. In connection with their appointments as directors, the New Independent Directors will receive the same compensation as the Company’s other non-employee directors.

In accordance with the Agreement, the Company agreed to appoint the Initial Independent Appointee (and any Replacement) as a member of the Nomination and Governance Committee of the Board, and on February 26, 2016, the Board appointed Mr. Marmol to the Nomination and Governance Committee and on March 8, 2016, the Board appointed Mr. Theriault to the Audit Committee.

From the date of the Agreement until the 30th day prior to the advance notice deadline for making director nominations at the 2017 Annual Meeting (the “Standstill Period”), for so long as the Company remains in material compliance with certain of its obligations under the Agreement, Carlson Capital has agreed not to, among other things, (a) acquire beneficial ownership of any additional shares of the Company if doing so would cause Carlson Capital to own more than 12.5% of the Company’s common stock, (b) solicit proxies of stockholders or conduct any other type of referendum or become a “participant” in or assist any third party in any “solicitation” of proxies to vote any shares of the Company’s common stock, (c) join or form a group with respect to the Company’s common stock, (d) present any proposal for consideration for action at any stockholders’ meeting or seek the removal of any board member or propose any nominee for election to the Board, or (e) institute, solicit or join any litigation against the Company or its present or former directors, officers or employees (other than an action to enforce the Agreement). Carlson Capital and the Company each also agreed not to make any statement that constitutes an ad hominem attack on, or otherwise disparage, the other party or its respective business, officers or directors during the Standstill Period. Carlson Capital has also generally agreed to vote all shares of Company common stock beneficially owned by Carlson Capital in favor of the Company’s director nominees, the Company’s auditor ratification and “say-on-pay” proposals and, provided that such recommendation is unanimous and includes the affirmative vote of the New Independent Directors (and any Replacement), any other recommendations at the 2016 Annual Meeting.

Under the terms of the Agreement, if at any time Carlson Capital’s aggregate net long position in the Company’s common stock is less than 5% (the “Minimum Ownership Level”), the Company will not be obligated to appoint either of the New Independent Directors (if either of the New Independent Directors has not yet been appointed), or appoint any Replacement, or to nominate either of the New Independent Directors or any Replacement for election at any meeting of stockholders which occurs after the time at which Carlson Capital no longer satisfies the Minimum Ownership Level.

Please see “Certain Relationships and Related Person Transactions.”

Communication with the Board

The Board encourages communication from our stockholders. Any interested parties who wish to communicate with the non-management directors should send any such communication to the Chairman of the Audit Committee in care of the Company’s executive offices at 300 Harmon Meadow Blvd. Secaucus, New Jersey 07094. All such stockholder communication will be reviewed by the Chairman of the Audit Committee and discussed with other members of the Audit Committee who will determine the appropriate response or course of action.

Board Leadership Structure

In fiscal 2015, we had separate roles for the Chief Executive Officer and the Executive Chairman of the Board. As of January 4, 2016, we created separate roles for our Chief Executive Officer and our Non-Executive Chairman of the Board, and eliminated the role of Executive Chairman of the Board. Richard L. Markee was our Executive Chairman in fiscal 2015 and became our Non-Executive Chairman in January 2016. The Chief Executive Officer is responsible for setting our strategic direction and our day-to-day leadership and performance, while our Non-Executive Chairman of the Board sets the agenda for Board meetings and presides over meetings of the full Board. Two of the key responsibilities of the Board are to develop and approve strategic direction and hold management accountable for the execution of strategy once it is developed. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside the Company and industry, while our Chief Executive Officer will bring company-specific experience and expertise.

According to the Chief Executive Officer’s employment agreement, the Company is required to nominate him to serve as a member of the Board. The Board believes that our Chief Executive Officer is best situated to serve as a director because he is a consumer products and healthcare industry veteran, and most capable of effectively identifying strategic priorities and leading the discussion and execution strategy. The Board believes that the current separate roles of Non-Executive Chairman and our Chief Executive Officer promote strategy development and execution, and facilitate information flow between management and the Board, which are essential to effective governance. The Board believes that this structure, together with a Lead Director having the duties described below, is in the best interests of stockholders because it provides the appropriate balance between strategy development and oversight of management.

Lead Director

The Board has appointed John D. Bowlin, an independent director, as “Lead Director,” effective December 29, 2015, to preside at all executive sessions of “non-management” directors, who are all independent, as defined under the listing standards of the NYSE and the Corporate Governance Guidelines. David H. Edwab previously served as Lead Director. The Lead Director has the responsibility of presiding at all executive sessions of the Board, consulting with our Non-Executive Chairman and our Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with our Non-Executive Chairman and our Chief Executive Officer and advising him or her on the efficiency of the Board meetings, facilitating teamwork and communication between the non-management directors and management, as well as additional responsibilities that are more fully described in the Corporate Governance Guidelines.

Executive Sessions

Pursuant to the Corporate Governance Guidelines, non-management directors of the Board are required to meet on a regularly scheduled basis without the presence of management. The Board generally holds executive sessions at each regular Board meeting. The Lead Director chairs these sessions.

Meeting Attendance

The Board met seven (7) times in 2015. Each director attended at least 75% of the total meetings of the Board and committees of the Board of which the director was a member. In addition to participation in Board and committee meetings, our directors discharge their responsibilities throughout the year through personal meetings and other communications, including telephone contact with our Non-Executive Chairman and Chief Executive Officer and others regarding matters of interest and concern to us.

We do not have a formal policy requiring members of the Board to attend the annual meeting, although all directors are strongly encouraged to attend, and five (5) of our directors attended the 2015 annual meeting.

Risk Management

The Board has an active role, as a whole and at the committee level, in overseeing management of our risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nomination and Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about those risks. The Board seeks to ensure that management has in place processes for dealing appropriately with risk. It is the responsibility of our senior management to develop and implement our short- and long-term objectives and to identify, evaluate, manage and mitigate the risks inherent in seeking to achieve those objectives. Management is responsible for identifying risks and risk controls related to significant business activities and Company objectives and developing programs to determine the sufficiency of risk identification, the balance of potential risk to potential reward and the appropriate manner in which to control risk.

Board Committees

The Board has established an Audit Committee, a Compensation Committee and a Nomination and Governance Committee. The Audit, Compensation and Nomination and Governance Committees are composed entirely of independent directors, as defined under applicable SEC rules, NYSE listing standards and the Corporate Governance Guidelines. The charters of each committee are available on the Investor Relations page of our website, www.vitaminshoppe.com.

A list of current Committee memberships can be found on the Investor Relations page of our website, www.vitaminshoppe.com. The Committee memberships as of the date of this proxy statement are listed below:

Name	Audit Committee	Compensation Committee	Nomination and Governance Committee
B. Michael Becker	C	X
John D. Bowlin *	X
Catherine E. Buggeln		X
Deborah M. Derby		C	X
John H. Edmondson	X		C
David H. Edwab	X		X
Guillermo G. Marmol			X
Beth M. Pritchard		X	X
Timothy J. Theriault	X

*	Mr. Bowlin is Lead Director
An “X” indicates membership on the committee.
A “C” indicates that the director serves as the chairman of the committee.

Audit Committee

The Audit Committee held five (5) meetings in 2015. The Audit Committee annually reviews and reassesses the adequacy of its charter. The Audit Committee reviewed and approved an updated Audit Committee Charter, which was first approved by the Nomination and Governance Committee and then by the full Board. As more fully described in its charter, the primary responsibilities of the Audit Committee are to:

•	oversee our accounting and financial reporting processes, including the review of our quarterly and annual financial results;

•

select, retain, evaluate and terminate when appropriate, our independent registered public accounting firm, and oversee the relationship, including monitoring the independent registered public accounting firm’s independence and reviewing the scope of the independent registered public accounting firm’s work, including preapproval of audit and non-audit services;

•	review reports and recommendations of our independent registered public accounting firm;

•	review accounting principles and financial statement presentation;

•	oversee our internal audit function, including review of the scope of all internal audits and related reports and recommendations;

•	review management’s assessment of the effectiveness of our internal control over financial reporting and the independent registered public accounting firm’s related attestation;

•	monitor the integrity of our financial statements;

•	monitor compliance with financial reporting requirements;

•	monitor compliance with internal control over financial reporting;

•	evaluate the performance of our independent registered public accounting firm, including the lead partner, and the performance of our internal auditors;

•	discuss our financial statements and our quarterly and annual reports to be filed with the SEC with management and the independent registered public accounting firm;

•	review our policies regarding the assessment of financial risk;

•	review our compliance programs;

•	review and approve related person transactions and conflicts of interest involving directors and executive officers;

•	review our procedures for receiving and responding to concerns regarding accounting and auditing matters; and

•	review and approve the Audit Committee report to be included in the proxy statement.

Each member of the Audit Committee is financially literate and has accounting or financial management expertise. The Board has determined that Mr. Becker has financial management expertise and, based upon his education and experience as a public accountant and experience in advising, auditing and reporting on the financial statements and on internal control over financial reporting of large publicly held companies, including retail companies, the Board has determined that Mr. Becker is an audit committee financial expert as defined in Item 407(d)(5)(ii) and (iii) of Regulation S-K. The Board has also determined that each Audit Committee member is independent under the listing standards of the NYSE, the Corporate Governance Guidelines and Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”).

Compensation Committee

The Compensation Committee held seven (7) meetings in 2015. The Compensation Committee annually reviews and reassesses the adequacy of its charter. In December 2015, the Compensation Committee reviewed and approved an updated Compensation Committee Charter, which was approved first by the Nomination and Governance Committee and then by the full Board. The Compensation Committee’s primary functions are to:

•

develop and approve the Company’s executive compensation philosophy and strategy, including the balance between or mix of base salaries, cash and equity-based incentive compensation and other compensation components for our Chief Executive Officer, other executive officers and the Board;

•	review and approve compensation and goals for our Chief Executive Officer and evaluate his or her performance;

•	review and approve compensation and goals for our other executive officers and review our Chief Executive Officer’s evaluation of the performance of those executive officers;

•	approve the Company’s cash-based incentive plans for executive officers, including the performance measures to be applied in determining incentive awards;

•

review and make recommendations to the Board for approval with respect to the types and structures of employee retirement plans for our Chief Executive Officer, other executive officers and other employees;

•	establish and periodically review Company policies with respect to perquisites and other non-cash benefits for executive officers;

•	periodically review the operation of the Company’s broad-based programs and overall compensation programs for key employees;

•	designate key employees who may be granted stock options, performance awards and other stock based awards, and determine the number of shares that are granted to such key employees;

•	determine stock ownership guidelines and monitor compliance with such guidelines;

•	review the annual Compensation Committee report on executive compensation and the compensation discussion and analysis section included in the proxy statement;

•

review the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, review and discuss at least annually the relationship between risk management policies and practices and compensation and evaluate compensation policies and practices that could mitigate any such risk;

•	work with our Chief Executive Officer and our Non-Executive Chairman to develop succession plans for our Chief Executive Officer for an emergency situation and over the longer term; and

•	recommend to the full Board for its approval the amount and form of compensation to be paid to Company non-employee directors.

The Board has determined that each Compensation Committee member is (i) independent under the listing standards of the NYSE, the Corporate Governance Guidelines and Rule 10C-1 under the Exchange Act, (ii) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and (iii) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (the “Internal Revenue Code”).

Compensation Committee Procedures

The Compensation Committee directs management to prepare financial data used by the Compensation Committee in determining executive compensation. In addition, members of our human resources department assist in providing historical information on compensation paid to executives. Management provides recommendations to the Compensation Committee regarding the level and type of compensation to provide to officers who hold the office of Vice President or higher. Members of our legal department provide the Compensation Committee with general advice on laws applicable to executive compensation and the directors’ fiduciary duties in setting compensation, and the Compensation Committee may from time to time consult with outside legal counsel.

In accordance with its charter, the Compensation Committee has the authority to engage, retain and terminate a compensation consultant. In 2014 and 2015, the Compensation Committee considered and retained Hay Group, Inc., (“Hay Group”) and in December 2015, Frederic W. Cook & Co, Inc., (“Frederic Cook”), each as an independent consultant with respect to executive and director compensation matters. Hay Group and Frederic Cook focus on advising boards on executive compensation and provide executive compensation advisory services. The Compensation Committee assesses the independence of a consultant from management, taking into consideration all factors relevant to the advisor’s independence, including the factors specified in the listing standards of the NYSE and Rule 10C-1 under the Exchange Act. The Compensation Committee believes that Hay Group and Frederic Cook have been independent throughout its service to the Compensation Committee and there is no conflict of interest between Hay Group, Frederic Cook and the Compensation Committee. Additional information regarding the Compensation Committee’s engagement of Hay Group and Frederic Cook can be found in the section below entitled Compensation Discussion and Analysis – Compensation Determinations and the Role of Consultants.

Our Chief Executive Officer, Chief Financial Officer, General Counsel/Corporate Secretary, Senior Vice President-Human Resources and other officers have attended Compensation Committee meetings from time to time as the Compensation Committee deems appropriate. Our Chief Executive Officer’s feedback about each officer’s performance is considered by the Compensation Committee in their determination of the officer’s salary and incentive compensation.

The Compensation Committee may delegate all or any part of its authority and powers under the Vitamin Shoppe 2009 Equity Incentive Plan to one or more members of the Board and/or our officers, except that the Compensation Committee may not delegate its authority or power if prohibited by law, or if the delegation would cause the awards or other transactions under the plan to cease to be exempt from Section 16(b) of the Exchange Act or not qualify for, or cease to qualify for, exemption under Internal Revenue Code Section 162(m).

Compensation Committee Interlocks and Insider Participation

David H. Edwab, Catherine E. Buggeln, Deborah M. Derby, Beth M. Pritchard and B. Michael Becker each served as a member of the Compensation Committee during 2015. No person who served as a member of the Compensation Committee during the last fiscal year has served as one of our officers or employees. In November 2013, Richard L. Markee, our Non-Executive Chairman, was appointed to the board of directors of Toys “R” Us, Inc., and served as a director until August 2015. Deborah M. Derby, a member of the Compensation Committee, was at the time Mr. Markee was appointed to the Board of Directors of Toys “R” Us, Inc., the Vice Chairman, Executive Vice President of Toys “R” Us, Inc. and served as the Vice Chairman, Executive Vice President until August 2015. Ms. Derby has never been a director at Toys “R” Us. Mr. Markee did not serve at the time on the compensation committee of the board of directors of Toys “R” Us, Inc. Other than the previously described relationship, no person who served as a member of the Compensation Committee during the fiscal year has any relationship requiring disclosure under Item 404 of Regulation S-K, and none of our executive officers serves as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of the Board or the Compensation Committee.

Nomination and Governance Committee

The Nomination and Governance Committee met five (5) times in 2015. The Nomination and Governance Committee annually reviews and reassesses the adequacy of its charter. In December 2015, the Nomination and Governance Committee reviewed and approved an updated Nomination and Governance Committee Charter, which was approved by the full Board. The Nomination and Governance Committee’s primary functions are to:

•	identify, recruit and screen potential director nominees and recommend such nominees for election as members of the Board;

•	review criteria and policies relating to director independence, service and tenure;

•	review any director resignation letter tendered and evaluate and recommend to the Board whether such resignation shall be accepted;

•	recommend directors for membership on the Audit, Compensation and Nomination and Governance Committees, including their Chairmen;

•	recommend directors and executive officers for membership on other committees established by the Board;

•	develop and recommend a set of corporate governance principles designed to foster an effective corporate governance environment;

•	review the Company’s Charter, by-laws and charters of Board committees; and

•	manage the performance review process of the Board, its committees and our Chief Executive Officer.

The Board has determined that each Nomination and Governance Committee member is independent under the listing standards of the NYSE and the Corporate Governance Guidelines.

Other Corporate Governance Resources

The charters of each committee, the Corporate Governance Guidelines, our Standards of Business Conduct and our Code of Ethics for our Senior Financial Employees are available on the Investor Relations page of our website, www.vitaminshoppe.com.

DIRECTOR COMPENSATION

We had ten (10) directors on December 26, 2015, the last day of our 2015 fiscal year. During fiscal 2015, only non-management and independent directors received compensation for their services on the Board. Mr. Markee, Mr. Watts, and Mr. Truesdale, who served as our executives and also as directors during fiscal 2015, did not receive any compensation for their services on the Board.

In 2015, we paid each non-management and independent member of the Board a $55,000 annual cash retainer, paid quarterly, and no meeting attendance fees. Each independent committee chairperson, the committee members and the Lead Director received additional annual cash retainers, paid in quarterly installments, as follows:

Committee Chair Retainers	Amount ($)

Audit	20,000
Compensation	15,000
Nomination and Governance	10,000
Committee Member Retainers
Audit	10,000
Compensation	7,500
Nomination and Governance	5,000
Lead Director Retainer
Mr. Edwab	17,000

In 2015, each of our non-management and independent directors was granted two awards of restricted stock units. First, each such director in service on January 2, 2015 was granted an award of restricted stock units on that date with a grant date value of approximately $30,000 and with vesting in equal installments on April 2, 2015 and July 2, 2015, subject to the director’s continued service as a Board member. Next, each non-management and independent director that was successfully nominated to the Board and received the appropriate stockholder vote at our 2015 annual meeting was granted an additional award of restricted stock units on July 2, 2015 with a grant date value of approximately $70,000. These awards will vest in equal quarterly installments on October 2, 2015, January 2, 2015, April 2, 2016, and July 2, 2016, generally subject to the director’s continued service as a Board member, except that if the director is not nominated or re-elected to serve on the Board after our 2016 Annual Meeting, that director’s final quarterly vesting will be accelerated and will vest the day following our 2016 Annual Meeting.

For 2016, each of the Company’s non-employee directors will receive an annual grant of restricted stock units. Each non-employee director that has successfully been nominated to the Board and received the appropriate stockholder vote at the 2016 Annual Meeting will be granted an award of restricted stock units on the first business day of the month immediately following the month in which the annual meeting is held, with a grant date value of approximately $70,000. These awards will vest in equal quarterly installments on October 3, 2016, January 2, 2017, April 3, 2017, and July 3, 2017, subject to the director’s continued service as a Board member, except that if the director is not nominated or re-elected to serve on the Board after the 2017 Annual Meeting, that director’s final quarterly vesting will be accelerated and will vest the day following the 2017 Annual Meeting. Each of the Company’s non-employee directors will have the option to defer receiving our common stock upon the vesting of the restricted stock units to three or five years after the vesting date or until the resignation of the Company’s non-employee director.

The following table provides information concerning the compensation of each director who served in fiscal 2015 other than Mr. Markee, Mr. Watts and Mr. Truesdale, whose compensation is described elsewhere in this proxy statement and who did not receive any compensation for their services on the Board:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)	All Other Compensation ($) (3)	Total ($)
B. Michael Becker	82,500	99,958	—	182,458
John D. Bowlin	60,000	99,958	—	159,958
Catherine E. Buggeln	63,125	99,958	—	163,083
Deborah M. Derby	61,250	99,958	5,000	166,208
John H. Edmondson	75,000	99,958	5,000	179,958
David H. Edwab	97,000	99,958	—	196,958
Richard L. Perkal	60,000	99,958	—	159,958
Beth M. Pritchard	67,500	99,958	5,000	172,458
Katherine Savitt (4)	30,000	29,966	—	59,966

(1)	Compensation expense resulting from the grant of restricted stock units is based on the grant date fair value of those awards and is recognized over a 6-month vesting period for the restricted stock units granted on January 2, 2015, and over a one-year vesting period for the restricted stock units granted on July 2, 2015. The amounts reflected in this column were calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”).
(2)	No options were awarded in fiscal 2015.
(3)	One time stipends totaling $5,000 were paid to each of Ms. Derby, Mr. Edmondson and Ms. Pritchard during 2015 for service related to being on a committee responsible for conducting a search for a new chief executive officer.
(4)	Katherine Savitt was not nominated to serve on the Board at the 2015 Annual Meeting.

The table below shows the aggregate number of shares underlying stock options and the number of restricted stock units held by our non-employee directors as of December 26, 2015.

Name	Stock Options (#)	Restricted Stock Unit Awards (#)
B. Michael Becker	27,742	1,410
John D. Bowlin	—	1,410
Catherine E. Buggeln	20,937	1,410
Deborah M. Derby	—	1,410
John H. Edmondson	4,522	1,410
David H. Edwab	2,030	1,410
Richard L. Perkal	—	1,410
Beth M. Pritchard	28,742	1,410
Katherine Savitt	—	—

Stock Ownership Guidelines for Directors

On December 14, 2011, the Board approved stock ownership guidelines for the non-management and independent members of the Board to encourage significant ownership of our common stock and to further align the personal interests of the directors with the interests of our stockholders. Each covered director was required to accumulate and hold an aggregate value of $150,000 in our common stock, restricted stock awards or units, and/or vested stock options. Directors generally had a four-year period to achieve, and then hold, the required level of stock ownership value, beginning on December 14, 2011 for the directors who were in office on that date, and beginning on their respective first dates of service for directors who joined us after that date.

Effective January 1, 2016, the Board approved new stock ownership guidelines for the non-management and independent members of the Board to continue to encourage significant ownership of our common stock and to further align the personal interests of the directors with the interests of our stockholders. Each covered director is prohibited from selling any shares of Company common stock unless at the time of such sale, and on a pro forma basis giving effect to such sale, such director holds an aggregate value of five times the director’s base retainer ($275,000) in our common stock.

SECURITY OWNERSHIP

The following table describes, as of April 12, 2016, the beneficial ownership of our common stock by:

•	each person we believe beneficially holds more than 5% of the outstanding shares of our common stock based solely on our review of SEC filings;

•	each of our named executive officers;

•	each of our directors and director nominees; and

•	all of our directors and executive officers as a group.

Beneficial Owner	Shares of Common Stock Beneficially Owned***	Percent of Common Stock Outstanding****
Beneficial Owners of More than 5% of Our Common Stock
Eagle Asset Management, Inc. (1)	2,414,678	9.95%
BlackRock Inc. (2)	2,699,721	11.12%
The Vanguard Group, Inc. (3)	2,168,454	8.93%
Carlson Capital, L.P. (4)	2,372,174	9.77%
Barrow, Hanley, Mewhinney & Strauss, LLC (5)	1,757,890	7.24%
Canyon Capital Advisors LLC (6)	1,855,077	7.64%

Named Executive Officers and Directors*:
Richard L. Markee (7)	158,140	**
Colin Watts (8)	2,400	**
Anthony Truesdale	274	**
Brenda Galgano (9)	18,392	**
Louis Weiss	10,608	**
Daniel Lamadrid (10)	6,446	**
B. Michael Becker (11)	30,001	**
John D. Bowlin (11)	7,397	**
Catherine E. Buggeln (11)	24,141	**
Deborah M. Derby (11)	4,273	**
John H. Edmondson (11)	11,728	**
David H. Edwab (11)	9,527	**
Guillermo G. Marmol (11).	—	**
Richard L. Perkal (11)	6,534	**
Beth M. Pritchard (11)	34,379	**
Timothy J. Theriault (11)	—	**
All directors and executive officers as a group (16 persons)	313,358	1.29%

*	The address of each stockholder is c/o Vitamin Shoppe, Inc., 300 Harmon Meadow Blvd., Secaucus, New Jersey 07094.

**	Represents less than 1%.

***	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock with respect to which such person has (or has the right to acquire within 60 days) sole or shared voting power or investment power.

****	Percentage of beneficial ownership is based on 24,269,395 shares of common stock outstanding at April 12, 2016.

(1)	Based solely on a Schedule 13G/A filed with the SEC on January 26, 2016 by Eagle Asset Management, Inc. At that time, Eagle Asset Management, Inc. reported sole voting power as to 2,414,678 shares and sole dispositive power as to 2,414,678 shares and listed its address as 880 Carillon Parkway, St. Petersburg, Florida 33716.
(2)	Based solely on a Schedule 13G/A filed with the SEC on March 10, 2016 by BlackRock Inc. At that time, BlackRock Inc. reported sole voting power as to 2,634,030 shares and sole dispositive power as to 2,699,721 shares and listed its address as 55 East 52nd Street, New York, New York 10022.
(3)	Based solely on a Schedule 13G/A filed with the SEC on February 11, 2016 by The Vanguard Group, Inc. At that time, The Vanguard Group, Inc. reported sole voting power as to 39,490 shares, shared voting power as to 3,800 shares, sole dispositive power as to 2,127,364 shares and shared dispositive power as to 41,090 shares and listed its address as 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(4)	Based solely on a Schedule 13D/A filed with the SEC on February 24, 2016 by (i) Double Black Diamond Offshore Ltd. (“DOF”); (ii) Black Diamond Relative Value Offshore Ltd. (“ROF”); (iii) Black Diamond Relative Value Cayman, L.P. (“RVC”); (iv) Black Diamond Offshore Ltd. (“OFF”); (v) Black Diamond SRI Offshore Ltd. (“SRI”); (vi) Black Diamond Arbitrage Offshore Ltd. (“AOF” and together with DOF, ROF, RVC, OFF and SRI, the “Funds”); (vii) Carlson Capital, L.P. (“Carlson Capital”); (viii) Asgard Investment Corp. II, the general partner of Carlson Capital (“Asgard II”); (ix) Asgard Investment Corp., the sole stockholder of Asgard II (“Asgard I”); and (x) Clint D. Carlson (“Mr. Carlson” and together with the Funds, Carlson Capital, Asgard II and Asgard I, the “Carlson Reporting Persons”). At that time, Carlson Capital, Asgard II, Asgard I and Mr. Carlson reported shared voting power and shared dispositive power as to (i) the 1,663,355 shares as owned by DOF, (ii) the 487,870 shares as owned by ROF, (iii) the 90,546 shares as owned by RVC, (iv) the 62,871 shares as owned by OFF, (v) the 17,600 shares as owned by SRI, (vi) the 26,221 shares as owned by AOF and (vii) an additional 23,731 shares held in certain managed accounts. The Carlson Reporting Persons listed their addresses as 2100 McKinney Avenue, Suite 1800, Dallas, TX 75201.
(5)	Based solely on a Schedule 13G filed with the SEC on February 2, 2016 by Barrow, Hanley, Mewhinney & Strauss, LLC. At that time, Barrow, Hanley, Mewhinney & Strauss, LLC reported sole voting power as to 954,829 shares, shared voting power as to 803,061 shares and sole dispositive power as to 1,757,890 shares and listed its address as 2200 Ross Avenue, 31st Floor Dallas, TX 75201-2761.
(6)	Based solely on a Schedule 13G filed with the SEC on February 12, 2016 by Canyon Capital Advisors LLC, Mitchell R. Julis and Joshua S. Friedman (together, the Canyon Reporting Persons”). Canyon Capital Advisors LLC reported sole voting power and sole dispositive power, and Mitchell R. Julis and Joshua S. Friedman reported shared voting power and shared dispositive power, as to 1,855,077 shares, and each of the Canyon Reporting Persons listed its address as 2000 Avenue of the Stars, 11th Floor, Los Angeles, CA 90067.
(7)	The shares reported do not include 2,154 unvested restricted stock awards, which will vest on April 7, 2017.
(8)	The shares reported do not include 12,210 unvested restricted stock awards, which will vest on April 6, 2017, 7,435 unvested restricted stock awards, which will vest March 8, 2018, 12,210 unvested restricted stock awards, which will vest on April 6, 2018 and 7,436 unvested restricted stock awards, which will vest on March 8, 2019 and 29,742 unvested performance share units, which will vest on December 29, 2018 and 54,216 shares of common stock issuable under options exercisable in three equal installments on March 8, 2017, March 8, 2018 and March 8, 2019.
(9)

The shares reported do not include 4,150 unvested restricted stock awards, which will vest on April 6, 2017, 3,465 unvested restricted stock awards, which will vest on April 7, 2017, 1,785 unvested restricted stock awards, which will vest on March 8, 2018, 4,152 unvested restricted stock awards, which will vest on April 6, 2018 and 1,786 unvested restricted stock awards, which will vest on March 8, 2019 and 7,142 unvested performance share units, which will vest on December 29, 2018 and 13,019 shares of common stock issuable under options exercisable in three equal installments on March 8, 2017, March 8, 2018 and March 8, 2019.
(10)	The shares reported do not include 1,530 unvested restricted stock awards, which will vest on June 25, 2016, 2,564 unvested restricted stock awards, which will vest on April 6, 2017, 1,865 unvested restricted stock awards, which will vest on April 7, 2017, 1,530 unvested restricted stock awards, which will vest on June 25, 2017, 3,048 unvested restricted stock awards, which will vest on December 9, 2017, 1,098 unvested restricted stock awards, which will vest on March 8, 2018, 2,564 unvested restricted stock awards, which will vest on April 6, 2018, 3,049 unvested restricted stock awards, which will vest on December 9, 2018 and 1,099 unvested restricted stock awards, which will vest on March 8, 2019 and 4,395 unvested performance share units, which will vest on December 29, 2018 and 8,012 shares of common stock issuable under options exercisable in three equal installments on March 8, 2017, March 8, 2018 and March 8, 2019.
(11)	The shares reported do not include 470 unvested restricted stock units, which will vest on July 2, 2016.

Equity Compensation Plan Information

The following table sets forth, as of December 26, 2015, certain information related to our equity compensation plans.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	296,118	(1)	$22.65	2,543,534
Equity compensation plans not approved by security holders	—		—	—

Total	296,118		—	2,543,534

(1)	Consists solely of awards granted under our 2006 Stock Option Plan and our 2009 Equity Incentive Plan. Includes 11,280 shares of common stock underlying outstanding restricted stock units that have not vested, which shares are not included in the weighted average exercise price of outstanding options, warrants and rights column.

EXECUTIVE OFFICERS

The following table sets forth the name, age and principal position of each of our executive officers as of the date of this proxy statement:

Name	Age	Position
Colin Watts	50	Chief Executive Officer
Brenda Galgano	47	Executive Vice President and Chief Financial Officer
David M. Kastin	48	Senior Vice President, General Counsel and Corporate Secretary
Daniel Lamadrid	41	Senior Vice President, Chief Accounting Officer and Controller
Michael J. Beardall	47	President, Nutri-Force Nutrition

Colin Watts. We provide Mr. Watts’ biography above under Proposal Two–Election of Directors – Nominees for Director.

Brenda Galgano, CPA, has served as our Executive Vice President and Chief Financial Officer since March 31, 2011. She previously served as Senior Vice President and Chief Financial Officer for The Great Atlantic & Pacific Tea Company, Inc. from November 2005 through March 2011, and from February 2010 was additionally appointed their Treasurer. Ms. Galgano served as Senior Vice President and Corporate Controller, from November 2004 to November 2005, Vice President, Corporate Controller from February 2002 to November 2004, Assistant Corporate Controller from July 2000 to February 2002 and Director of Corporate Accounting from October 1999 to July 2000. The Great Atlantic & Pacific Tea Company, Inc. filed for protection under chapter 11 of the United States Bankruptcy Code in December 2010. Prior to joining The Great Atlantic & Pacific Tea Company, Inc., Ms. Galgano was with PricewaterhouseCoopers LLP as Senior Manager, Assurance and Business Advisory Services.

David M. Kastin has served as our Senior Vice President, General Counsel and Corporate Secretary since August 2015. Mr. Kastin previously served as the Senior Vice President, General Counsel and Corporate Secretary of Town Sports International Holdings, Inc. from August 2007 to July 2015. From March 2007 through July 2007, Mr. Kastin was Senior Associate General Counsel and Corporate Secretary of Sequa Corporation, a diversified manufacturer. From March 2003 through December 2006, Mr. Kastin was in-house counsel at Toys “R” Us, Inc., most recently as Vice President, Deputy General Counsel. From 1996 through 2003, Mr. Kastin was an associate in the corporate and securities departments at several prominent New York law firms, including Bryan Cave LLP. From September 1992 through October 1996, Mr. Kastin was a Staff Attorney in the Northeast Regional Office of the U.S. Securities and Exchange Commission.

Daniel Lamadrid has served as our Senior Vice President, Chief Accounting Officer and Controller since December 2015. Mr. Lamadrid joined the company in 2011 as our Vice President and Controller, and from August, 2012 to December 2015 served as our Vice President, Chief Accounting Officer and Controller. Prior to joining Vitamin Shoppe, Mr. Lamadrid was the Vice President Controller for the Retail Divisions of Polo Ralph Lauren where he was responsible for the management of the retail accounting departments. Before joining Polo Ralph Lauren, Mr. Lamadrid was the Controller at Hartz Mountain Corporation and the Finance Director at the Babies “R” Us division of Toys “R” Us. Mr. Lamadrid began his career in public accounting.

Michael J. Beardall has served as President of Nutri-Force Nutrition, the Company’s manufacturing subsidiary based in Miami Lakes, FL since June 2015. From April 2014 to March 2015, Mr. Beardall served as President of Capstone Nutrition, a global contract manufacturer of nutritional supplements, which acquired Cornerstone Research & Development in 2014. Previously, Mr. Beardall served in several executive roles at Cornerstone Research & Development, including, Chief Executive

Officer from April 2010 to April 2014, Chief Financial Officer from November 2004 to April 2010, Financial Controller from January 1999 to November 2004 and from April 2008 to March 2015, Mr. Beardall also assumed the role of Chief Operating Officer. Prior to joining Cornerstone Research & Development, Mr. Beardall was a senior accountant at Deloitte & Touche, LLP.

PROPOSAL THREE—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

General

In accordance with Section 14A of the Exchange Act, we are requesting stockholder approval of the compensation paid to our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K (including in the Compensation Discussion and Analysis section, or CD&A, compensation tables and accompanying narrative disclosures). In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related SEC rules, this is an advisory vote, which means that this proposal is not binding on us.

The Board recommends that you vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion in this proxy statement, is hereby APPROVED.”

As described in detail below under the headings Compensation Discussion and Analysis and Executive Compensation, our compensation arrangements are designed to:

•	attract and retain talent from within the highly competitive global marketplace;

•	ensure a performance-based delivery of pay that aligns, as much as possible, our named executive officers’ rewards with our stockholders’ interests;

•	compensate our named executive officers in a manner that incentivizes them to manage our business to meet our long-range objectives;

•	compensate our named executive officers in a manner commensurate with their and our performance; and

•	promote a long-term commitment to us.

Required Vote

Please consider whether you agree with the objectives and philosophy in the CD&A, as well as whether the amounts we pay as a result are appropriate. Because your vote is advisory, it will not be binding upon the Board or Compensation Committee.

Recommendation of the Board of Directors

The Board recommends that you vote “FOR” the advisory vote to approve named executive officer compensation as described in this proxy statement.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains the compensation principles under which our executive compensation program operates and the key actions taken by the Compensation Committee for fiscal 2015 with respect to the compensation of our named executive officers included in the compensation tables that follow. Under applicable SEC rules, our named executive officers for 2015 are as follows:

Named Executive Officers

Name	Title
Richard L. Markee (1)	Non-Executive Chairman (Former Executive Chairman)
Colin Watts (2)	Chief Executive Officer
Anthony Truesdale (3)	Former Chief Executive Officer
Brenda Galgano	Executive Vice President and Chief Financial Officer
Louis Weiss (4)	Former Executive Vice President, Chief Merchandising and Marketing Officer
Daniel Lamadrid	Senior Vice President, Chief Accounting Officer and Controller

(1)	Mr. Markee served as our Executive Chairman until January 4, 2016, when he transitioned to be our Non-Executive Chairman.
(2)	Mr. Watts became our Chief Executive Officer on April 6, 2015.
(3)	Mr. Truesdale resigned from the Company effective April 3, 2015.
(4)	Mr. Weiss’ employment with the Company ended as of January 29, 2016.

2015 Highlights; Executive Summary; Say on Pay

2015 Highlights. 2015 was a transitional year for the Company’s executive team and in the way we plan to approach executive compensation in subsequent years. The combination of changes in leadership, and a challenging year from a financial results standpoint led us to undertake a strategic review of the Company’s direction generally, including our executive compensation policies. The result of our review was a strategy that is focused on a number of strategic initiatives that will modify how the Company operates, how success is measured, as well as how we will compensate and motivate our named executive officers, in each case, with the ultimate aim of driving profitable growth over the next several years (“Reinvention Strategy”).

Executive Summary. Notwithstanding the Reinvention Strategy, which will take effect primarily in 2016 and in subsequent years, in fiscal year 2015, the Compensation Committee maintained its core compensation philosophies and arrangements, each of which is further described below.

•

Base Salary: Our named executive officers’ salaries remained substantially the same in 2015, with the exception of Brenda Galgano, who received a modest merit increase, and Daniel Lamadrid, who received a pay increase in connection with his promotion to Senior Vice President.

•

Annual Cash Incentive: Short-term incentive compensation opportunities were provided to our named executive officers in 2015 through our management incentive program (the “MIP”), pursuant to which annual cash bonuses may be earned based on achievement of certain EBITDA goals. The Company did not achieve the minimum Adjusted EBITDA target of $140 million, which generally resulted in our named executive officers not receiving any payout under the MIP; provided, that for 2015, Mr. Watts received the minimum bonus that we agreed to in his employment contract when he was hired, and Mr. Lamadrid received a partial bonus with respect to the portion of the year for which he was not serving as a senior vice president.

•

Long-term Equity Incentives: We granted long-term equity incentives to our named executive officers in 2015 in the form of restricted stock awards. These awards vest 50% on time-vesting requirements and 50% on both time- and performance-vesting requirements. The ultimate value of these awards depends on our stock price and, for 50% of the awards, attainment of the performance requirements.

•

Executive Severance Pay Policy: We maintain a uniform policy on severance applicable to executive officers, including our named executive offices (unless otherwise provided in an individual agreement).

•

Other: We maintain stock ownership guidelines, certain forfeiture and recoupment policies that provide for the cancellation or clawback of amounts or awards from our named executive officers upon specified circumstances (e.g., fraud or restatement of our financial statements), and an insider trading policy.

Say on Pay. Our continued use of previous policies reflects the Compensation Committee’s belief that our stockholders support our executive compensation policies. At the last annual stockholders’ meeting, we submitted our executive compensation program in effect for 2014 to a non-binding advisory vote of our stockholders, who approved our 2014 executive compensation program by the affirmative vote of approximately 90.8% of the shares voted on the proposal. Based in part on this support, the Compensation Committee decided to retain the core design of our executive compensation program in the remainder of 2015, as it believes the program continues to attract, retain and appropriately incentivize senior management. The Compensation Committee retained the core design of our executive compensation program for 2016, but revised the design of the annual cash and long-term equity incentive program to support the Reinvention Strategy. See Annual Bonus – Management Incentive Program and Long-Term Incentive Compensation below.

General Compensation Philosophy and Objectives

We work to attract and retain proven and talented industry executives who we believe will help to place us in the best position for continued growth and to meet our objectives. We seek to recruit executives with retail or other experience that we believe is transferable to our business with the expectation that they will share their knowledge to develop and manage a large and successful retail organization. We seek to provide our named executive officers with a compensation package that is competitive for a given position in our industry and geographic region. In establishing executive compensation, we believe each of the following:

•	Compensation and benefits should be competitive with peer companies that compete with us for business opportunities and/or executive talent.

•	Annual cash incentive and equity awards should (i) reflect progress toward Company-wide financial and strategic objectives and (ii) balance rewards for short-term and long-term performance.

•	Our policies should encourage executives to hold stock through long-term equity awards and stock ownership guidelines, which aligns our executives’ interests with those of our other stockholders.

We believe our compensation objectives are best pursued through a combination of base salary, annual bonus, equity compensation and other benefits.

We offer a market-competitive base salary that is intended to mitigate volatility we may experience with regard to overall Company performance and objectives as the result of not being able to attract or retain talented executive officers, and we use cash bonuses and equity awards to provide incentives for our executives to meet or exceed our performance expectations. We also use long-term equity awards that encourage our executives to stay committed to the Company, and, in addition, we maintain minimum stock ownership guidelines and a general insider trading policy that includes various prohibitions that could otherwise misalign the mutual interests of our executives and our stockholders.

Compensation Committee Process

The Compensation Committee approves all compensation and awards to our top executives, including our named executive officers. Annually, the Compensation Committee reviews the performance and compensation of our Chief Executive Officer and establishes our Chief Executive Officer’s compensation for the subsequent year. Our Non-Executive Chairman and our Chief Executive Officer review with the Compensation Committee the performance of our other executive officers, but no other executive officer has any input in executive compensation decisions. Our Chief Executive Officer does not, and in fiscal 2015 our Executive Chairman and Chief Executive Officer did not, participate in the Compensation Committee’s deliberations with regard to their own compensation. The Compensation Committee gives substantial weight to our Non-Executive Chairman’s and our Chief Executive Officer’s evaluations and recommendations because they are particularly able to assess our other executive officers’ performance and contributions to us.

The Compensation Committee evaluates all elements of executive officer compensation each year after a review of achievement of financial and other strategic, non-financial and individual objectives with respect to the prior year’s results. Additionally, following discussions with our Non-Executive Chairman and our Chief Executive Officer and, when the Compensation Committee determines that it is appropriate, with input from other advisors, the Compensation Committee establishes the compensation for our other executives for the subsequent year. Early in the calendar year, the Compensation Committee determines the performance objectives for the Company and each executive officer for that year. The Compensation Committee may, however, review and adjust compensation at other times as the result of new appointments or promotions during the year. In addition to the Compensation Committee members, our Chief Executive Officer, our Non-Executive Chairman, our Chief Financial Officer, our General Counsel/Corporate Secretary, our Senior Vice President of Human Resources and other officers and Board members have provided input to the Compensation Committee from time to time.

Compensation Determinations and the Role of Consultants

Compensation Consultants

The Compensation Committee has the authority to engage, retain and terminate one or more compensation consultants. Any such compensation consultant (including any applicable affiliates) is precluded from simultaneously performing other services for the Company unless the Compensation Committee pre-approves those services, and, if applicable, the Compensation Committee is updated regularly regarding the status of those services. Management may use, as needed, other outside consultants to assist with the day-to-day management of our programs and in the development of proposals for review by the Compensation Committee and its independent consultant. In fiscal 2015, management did not engage a separate consultant.

The Compensation Committee retained Hay Group as an independent consultant with respect to 2015 executive and director compensation matters. In particular, the Compensation Committee asked Hay Group:

(i)  to discuss with the Compensation Committee the design of our Management Incentive Program for 2015 and the long-term incentive compensation granted in 2015; and

(ii)  to analyze and summarize peer group proxies with respect to executive compensation, with a particular focus on Chief Executive Officer pay.

The Compensation Committee retained Hay Group to prepare compensation analyses for review by the Compensation Committee in advance of the annual executive officer compensation reviews that occurred in the first quarter of 2015. Hay Group reports only to, and acts solely at the direction of, the Compensation Committee. Our management does not direct or oversee the activities of Hay Group with respect to our executive compensation program.

In November 2015, the Company retained Frederic W. Cook & Co., Inc. (“Cook & Co.”) to assist with a review of certain executive compensation matters with a primary focus on fiscal year 2016 and thereafter. Cook & Co. assisted with a competitive review of non-employee director compensation levels and program structure, and assisted with setting compensation for Mr. Markee in his new role as Non-Executive Chairman. Cook & Co. also assisted us with the design of the 2016 MIP and long-term incentive program and reviewed and provided input to this Compensation Discussion & Analysis.

Selection of Peer Group

The Compensation Committee recognizes the value of using a peer group to further its understanding of the competitive market for setting executive compensation levels, although we do not attempt to link any single element of compensation to specific peer company percentiles. Our “Peer Group” consists of 15 retail companies that generally have revenues between one half and two times our revenue, have a market capitalization between one half and two times our market capitalization, operate in the retail sector, and compete with us for executive talent. In 2015, Hay Group reviewed our peer group to ensure that its composition was still appropriate, and no changes were made. The 2015 peer group consisted of:

Company Name	Revenue (1)	Market Valuation (2)
Big 5 Sporting Goods Corporation	1,029	219
The Buckle, Inc.	1,120	1,491
The Cato Corporation	1,011	1,008
Finish Line, Inc.	1,821	802
The Fresh Market, Inc.	1,857	1,100
GNC Holdings, Inc.	2,639	2,366
Hibbett Sports, Inc.	943	690
Tailored Brands, Inc.	3,496	711
lululemon athletica inc.	2,061	6,689
Lumber Liquidators Holdings, Inc.	979	470
Pier 1 Imports Inc.	1,866	459
Rue21 (non-filer)	N/A	N/A
Ulta Salon, Cosmetics & Fragrance, Inc.	3,924	11,755
Village Super Market, Inc.	1,584	259
Zumiez, Inc.	804	389
Vitamin Shoppe, Inc.	1,267	846

Vitamin Shoppe, Inc. Percentile Rank (3)	43.33%	56.67%

(1)	As reported in the annual report on Form 10-K for the most recent fiscal year (in millions of US dollars).
(2)	Based on the closing stock price as of December 31, 2015 and the number of shares of outstanding common stock reported in the latest Form 10-K or, if the fiscal year of a company does not end in December or January, the latest Form 10-Q. (in millions of US dollars).
(3)	The percentage of scores that fall at or below the score of the Company.

Review of External Data

The Compensation Committee may also consider other data, including trends and best practices in executive compensation, proxy data from our peer group and legal and regulatory changes to assess our compensation practices in the businesses and markets in which we compete for executive talent. We have determined, and continue to believe, that our compensation levels should be competitive in our market and that compensation packages should be aligned with our business goals and objectives. However, we strongly believe in engaging the best talent in critical functions, and this can entail negotiations with individual executives who have significant compensation and/or retention packages in place with other employers. As a result, the Compensation Committee may determine to provide compensation outside of our normal practices to certain individuals to achieve attraction and retention objectives.

Elements of Total Compensation

The Compensation Committee utilized five main components of compensation during 2015: base salary, annual cash incentives, long-term equity incentives, the Executive Severance Pay Policy, and certain additional benefits perquisites described below.

Base Salary

Base salaries for our executives are determined based on the specific level of the executive, the responsibilities of his or her position, and certain peer group data and labor market factors. Generally, our goal is to provide a salary that is competitive with the salary for similar positions in similar industries within the Company’s geographic region. We offer what we believe are market-competitive base salaries for executives in similar positions with similar responsibilities at comparable companies in an effort to mitigate the volatility we may experience with regard to overall Company performance and objectives as the result of not being able to attract or retain talented executive officers. Salaries are reviewed during the annual review process to determine whether any change is appropriate. Any increase in salary for our named executive officers is subject to Compensation Committee approval. In addition, base salaries may be adjusted on occasion at the Compensation Committee’s discretion to realign a particular executive’s salary with those prevailing in the market.

The following table provides information concerning the annual base salaries of our named executive officers for the periods specified. The amounts represent the salaries approved by the Compensation Committee.

Base Salaries

Name	2014 Rate ($)	2015 Rate ($)	Increase (Decrease) (%)
Richard L. Markee	400,000	400,000	0.0%
Colin Watts (1)	N/A	700,000	N/A
Anthony N. Truesdale (2)	762,000	762,000	0.0%
Brenda Galgano	470,000	484,100	3.0%
Louis Weiss	450,000	450,000	0.0%
Daniel Lamadrid	270,000	320,000	18.5%

(1)	Mr. Watts became our Chief Executive Officer on April 6, 2015. Mr. Watts’s base salary amount was based on a study that the Company purchased from the Hay Group; the salaries of the candidates we interviewed for his position; and certain cost-of-living adjustments.
(2)	Mr. Truesdale resigned from the Company effective April 3, 2015.

Effective beginning February 28, 2016, Mr. Watts’s base salary rate was increased to $800,000, an increase designed to bring Mr. Watts’ base salary in line with other chief executive officers in similar industries in our geographic region. In addition, for 2016, Ms. Galgano’s base salary rate was increased to $500,000, an increase that was in line with our practice of providing yearly merit increases, which for 2016 was targeted at an average of 2.5%, which was slightly below market average. Given that Mr. Lamadrid’s base salary rate was substantially increased in connection with his promotion to Senior Vice President in 2015, we did not provide an additional annual increase for 2016.

Annual Bonus – Management Incentive Program

Our philosophy is that annual bonuses are to be used to provide an added incentive to meet short-term objectives. Our MIP is our cash-based, pay-for-performance annual incentive plan. The MIP allows for a range of cash awards based on the participant’s base salary and level of employment, and our operating results and individual and/or strategic objectives.

Annual bonuses under the 2015 MIP are based upon a combination of corporate and individual objectives. The Compensation Committee approves the corporate objectives and individual objectives for our named executive officers. The Committee also retains the discretion to award lesser amounts under the MIP to individuals based upon Company or individual performance, the recommendation of our Chief Executive Officer or such other factors that the Committee deems appropriate. The Chairman of the Compensation Committee, the Chairman of the Audit Committee and our outside auditors generally discuss our audited financial results in connection with the determination of MIP payouts.

Each participant has a target bonus, which is expressed as a percentage of base salary actually earned in the fiscal year. The participant’s target bonus is divided into two components: corporate objectives, which make up 75% of the participant’s target bonus, and individual objectives, which make up 25% of the participant’s target bonus. The corporate objectives component is subject to a multiplier based on a Performance Achievement Percentage, which range from 25% to 200%, based on the level of Adjusted EBITDA the Company achieved in the fiscal year.

The following formula provides an illustration of how annual bonus awards pursuant to the MIP are calculated:

Step 1: Participant’s Earned Salary x Participant’s Target Bonus % = Target Bonus Amount.

Step 2:

•	Target Bonus Amount x 75% = Corporate Objectives Component.

•	Target Bonus Amount x 25% = Individual Objectives Component.

Step 3: (Corporate Objectives Component x Performance Achievement Percentage Multiplier, capped at 200%) + (Individual Objectives Component x Individual Performance Achievement Percentage Multiplier, capped at 100%)= MIP Award.

Achievement of less than the threshold level of Adjusted EBITDA results in a multiplier of 0%. In addition, achievement of less than the threshold Adjusted EBITDA results in an automatic Individual Objectives Component of $0.

Participants’ 2015 Target Bonus

The Compensation Committee set the individual target bonuses for fiscal 2015, in part, based on a Hay Group comparative study of bonus arrangements that were used by a group of approximately 70 retailers. The individual target bonuses were:

60% of base salary for Mr. Markee, our Non-Executive Chairman (Executive Chairman for 2015);

100% of base salary for Mr. Watts, our Chief Executive Officer (1);

100% of base salary for Mr. Truesdale, our Former Chief Executive Officer (2);

50% of base salary for Ms. Galgano, our Executive Vice President and Chief Financial Officer;

50% of base salary for Mr. Weiss, our Former Executive Vice President and Chief Merchandising and Marketing Officer; and

35% of base salary for Mr. Lamadrid, our Senior Vice President, Chief Accounting Officer, and Controller (3).

(1)	Pursuant to Mr. Watts’ employment agreement, his annual cash bonus for the 2015 calendar year was guaranteed to be no less than $230,000.
(2)	Pursuant to a letter agreement with the Company, Mr. Truesdale was entitled to receive 50% of the annual cash bonus for fiscal year 2015 that he would have received had his employment not ended.
(3)	For fiscal 2016, the individual target bonus was increased to 45% in connection with Mr. Lamadrid’s promotion to Senior Vice President.

Performance Achievement Percentage Multiplier

Each year, corporate objectives are reviewed by the Compensation Committee and approved by the Board as part of the budgeting process.

Under the 2015 MIP, a threshold amount of Adjusted EBITDA was required for any bonuses to be paid to our named executive officers. Adjusted EBITDA represents the Company’s net income before provision for income tax, interest income and expense, depreciation and amortization, along with adjustments for capital expenditures, working capital employed during the year and extraordinary, unusual or non-recurring items during the year as determined by the Compensation Committee.

For 2015, the Performance Achievement Percentage was computed in accordance with the table below.

Adjusted EBITDA	Threshold $140.0 million*	Target $158.7 million	Maximum $180.9 million
Performance Achievement Percentage	25%	100%	200%

*	Achievement of less than that threshold amount results in an applicable Performance Achievement Percentage of 0%. Achievement of Adjusted EBITDA between the threshold amount and the maximum amount results in a Performance Achievement Percentage between 25% to 200% based on a straight line interpolation.

In determining the Company’s Adjusted EBITDA for purposes of the 2015 MIP, the Compensation Committee considered the Company’s EBITDA as set forth in the Company’s audited financial statements and made adjustments for capital expenditures and working capital employed during the year, and for certain extraordinary, unusual and non-recurring items, including the costs associated with the Reinvention Strategy, the integration of Nutri-Force into our business and the costs associated with a search for a successor Chief Executive Officer, in each case as permitted under the terms of the MIP.

Corporate Multiplier

The MIP provides that if the applicable corporate performance objective is exceeded, there may be incremental increases in bonus payments. In 2015, the Compensation Committee engaged Hay Group to review our bonus program. Based upon the Hay Group review, in February 2015, the Compensation Committee decided that additional upside opportunity should be provided to better calibrate the bonus opportunity under the MIP program and risk, and thus, recommended that we increase the maximum potential bonus from 150% to 200% of target for 2015. This increase was intended to align the Company’s pay practices with competitive market practices.

Individual Objectives

The Compensation Committee customizes the individual component of the annual bonus to each individual’s position with us. The Compensation Committee then determines the Individual

Performance Achievement Percentage Multiplier based on the individual’s achievement of the performance objectives. Under the MIP, generally, if the Company does not achieve the threshold level of the Company performance objective, the Company will not pay individual performance bonuses except in extraordinary circumstances as determined by the Compensation Committee. For fiscal year 2015, the Compensation Committee determined that payment for the individual component would not be made because the threshold level of adjusted EBITDA was not achieved.

MIP Payouts

For fiscal year 2015, we did not achieve our minimum threshold Adjusted EBITDA of $140 million, and therefore the Performance Achievement Percentage was 0%. As a result, our named executive officers did not receive any payout under the MIP. We note, however, that pursuant to his employment agreement, for 2015 only Mr. Watts will receive a minimum bonus of $230,000, which was agreed to when we hired him as Chief Executive Officer. In addition, Mr. Lamadrid received a partial bonus of $20,720 (based on achievement of individual performance objectives) with respect to the portion of the year for which he was not serving as a senior vice president.

The following table shows targeted and actual bonus amounts calculated as described above for our named executive officers for 2015.

2015 MIP Bonuses

Name	2015 Target % Salary	Threshold Payment $ (1)	2015 Target Payment $ (1)	Maximum Payment $ (1)	Actual Bonus $	Actual Bonus as a % of Target Payment
Richard L. Markee	60%	102,981	235,385	411,924	—	0%
Colin Watts	100%	217,909	498,077	871,635	$230,000	60%
Anthony N. Truesdale	100%	166,688	381,000	666,750	—	0%
Brenda Galgano	50%	103,386	236,311	413,544	—	0%
Louis Weiss	50%	98,438	225,000	393,750	—	0%
Dan Lamadrid	35%	42,660	97,508	170,639	20,720	21%

(1)	The amounts reflected in the chart are based on the assumption that the Company achieved at least the minimum threshold level of adjusted EBITDA, and that the individual received 100% of the individual objectives component of the bonus. As noted above, whether an individual receives 100% of the individual objectives component is subject to the individual’s actual performance and the discretion of the Compensation Committee.

As part of our Reinvention Strategy, in 2016, we expect to maintain focus on our base business and lay the foundation to build the future pipeline for growth. In general, the 2016 MIP will work similarly to the process described above, but with corporate performance goals based on adjusted operating income (rather than adjusted EBITDA) to communicate to our named executive officers the importance of strategic priorities. We believe that focusing on operating income targets, which include depreciation and amortization expense, will encourage disciplined capital investment to fuel profitable growth. While individual goals were used in the past, the Compensation Committee will replace such goals with certain key performance initiatives (“KPIs”) that will be linked to the Reinvention Strategy and that will encourage cross-functional teamwork and successful implementation of future business drivers, such as growth of private brands and an enhanced loyalty program.

Individual Bonus Plans

From time to time, we may offer individualized bonuses in connection with the attraction and/or retention of executive officers. Mr. Watts had an Employment Agreement with the Company, which is described in greater detail below, pursuant to which he received a one-time cash sign on bonus in the amount of $500,000 upon joining the Company in April 2015. This amount was meant both to induce

Mr. Watts to join the Company and to replace certain benefits that he forfeited when he left his previous employment.

Long-Term Incentive Compensation

We believe that granting equity that vests over an extended period of time encourages our executives to focus on our future success and aligns their interests with the interests of our stockholders. In addition, we typically employ (x) time-based vesting to retain our named executives and (y) performance-based metrics to incentivize them to accomplish our goals. In certain instances, we also use time-based awards as a means for inducing potential employees to join us, as a means of rewarding current employees in connection with a promotion, for taking on new responsibilities, or for retention purposes. All such equity awards are granted under the Vitamin Shoppe 2009 Equity Incentive Plan. The number of shares of restricted stock granted to recipients is based in part on their position with us and the reason for the grants. All grants to officers require the approval of the Board.

In 2015, we provided our named executive officers with annual awards of restricted stock generally comprised of 50% time-vesting restricted stock (“Time Vesting Restricted Stock”) and 50% time and performance-vesting restricted stock (“Performance Vesting Restricted Stock”). In addition to the annual grants described in the previous sentence, Mr. Lamadrid, and Mr. Markee each received awards that were comprised solely of Time Vesting Restricted Stock. With respect to Mr. Markee, his additional award of Time Vesting Restricted Stock was granted as an inducement to enter into his Employment and Non-Competition Agreement (dated January 1, 2015). With respect to Mr. Lamadrid, his additional award of Time Vesting Restricted Stock was granted as a reward in connection with his promotion to Senior Vice President, Chief Accounting Officer, and Controller in December 2015. For clarity, while we typically grant awards solely comprised of Time Vesting Restricted Stock in connection with new hires, because Mr. Watts joined us approximately at the same time as we were making annual awards to named executive officers, we similarly gave him an annual award comprised of 50% Time Vesting Restricted Stock and 50% Performance Vesting Restricted Stock.

The Time Vesting Restricted Stock vest in equal pro rata installments on each of the second and third anniversaries of the grant date. The Performance Vesting Restricted Stock similarly become time-vested in pro rata portions on each of the second and third anniversaries of the grant date, but, in addition, the Performance Vesting Restricted Stock will only become fully vested, again in pro rata portions, if the following Adjusted EBIT Targets are achieved: $118.0M for 2015, $128.7M for 2016; $140.2M for 2017; provided, that if the applicable portion of the Performance Vesting Restricted Stock does not vest upon achievement of the relevant performance targets for either 2015 or 2016, such portion may nevertheless become performance vested on the basis of the 2017 target. For purposes herein, “Adjusted EBIT” means earnings before interest and taxes, adjusted for the use of working capital, capital expenditures and other adjustments outside the ordinary course. As a general matter, any portion of a restricted stock award that is not fully vested upon the date of a participant’s termination of employment shall be immediately forfeited, provided that the restricted stock awards shall become fully vested if such termination (x) was due to death or disability or (y) occurred during the two years following a change in control of the Company and was either by the Company without cause or by the participant for good reason (“double trigger” vesting). For additional information on the 2015 restricted stock awards, see Grants of Plan-Based Awards below.

As part of our Reinvention Strategy, in 2016, we issued grants to our named executive officers comprised of 25% stock options, 25% restricted stock awards and 50% performance share units to directly tie compensation to achievement of multi-year financial performance and increases in stock price, while supporting our retention objective during execution of the Reinvention Strategy. We believe this mix of equity will increase accountability for results and increase total upside earnings potential. The stock options vest on an equal pro rata basis on each of the first three anniversaries of the grant date, which we believe will incentivize the named executive officers to increase stockholder value. Similar to the Time Vested Restricted Stock described above, the 2016 restricted stock awards will time-vest on each of the second and third anniversaries of the grant date, helping to retain our named executive officers while aligning their interests with the interests of our stockholders. The performance share units have a three-year performance period and will vest at the end of the performance period based on achievement of equally-weighted adjusted operating income growth and average return on invested capital (“ROIC”) goals. This change was made to enhance performance orientation by tying earnouts to the achievement of operating income growth (similar to the rationale for modifying the MIP for 2016) and capital efficiency metrics. While such goals should always be critical, the ROIC goals in particular have become more important in the context of our Reinvention Strategy, given that we are shifting our use of investment capital and want to focus executives on achieving the highest returns. Similar to our past awards, executives will generally forfeit their awards upon a termination of employment unless such termination (x) was due to death or disability or (y) occurred during the two years following a change in control of the Company and was either by the Company without cause or by the participant because of an adverse change in status.

Other Benefits and Perquisites

Our named executive officers are provided with basic health and welfare insurance coverage, life insurance, and are eligible to participate in our 401(k) plan. Perquisites may be awarded to our named executive officers on a limited case-by-case basis, subject to Board and/or Compensation Committee approval, though at this time no additional material perquisites are being provided to our named executive officers.

Equity Award Grant Date Policy

We do not time or select the grant dates of any stock options or other stock-based awards in coordination with our release of material non-public information, nor do we have any program, plan or practice to do so.

Executive Severance Pay Policy; Change in Control Benefits

Our named executive officers are generally provided severance protection under our Executive Severance Pay Policy. We believe that the Executive Severance Pay Policy and the severance protection provided in the employment agreements of our named executive officers, as applicable, provide a reasonable level of protection in the event of change in control-related terminations and help ensure continuity of management under circumstances that reduce or eliminate job security and might otherwise lead to accelerated departures. The Compensation Committee believes that the aggregate value of benefits, covenants and other terms and conditions under the severance arrangements covering our executive management are market-competitive for a company of our size. In the Compensation Committee’s view, severance benefits, including in the event of a change in control, are event-contingent and operate as a form of insurance rather than as a principal component of our compensation strategy. The Compensation Committee does not, therefore, take severance benefits into account when setting the other elements of compensation. The table in the Potential Payments Upon Termination or Change in Control section and the accompanying narrative below provide the estimated values and details of the termination benefits under various scenarios for each of our named executive officers as of December 26, 2015.

Nonqualified Deferred Compensation

In December 2013, the Compensation Committee terminated a nonqualified deferred compensation plan that we adopted in fiscal 2007 for senior level employees. As required by applicable Internal Revenue Code rules, as a result of the termination of the plan, all participants received a single, lump sum payout of the full balance of their respective accounts as of a final payment date selected by us, which date occurred in January 2015.

Stock Ownership Guidelines for Officers

We believe that our executive officers, including our named executive officers, should be subject to certain stock ownership guidelines to encourage significant ownership of our common stock and to further align the personal interests of our executive officers with the interests of our stockholders. Under these guidelines, our executive officers are required to accumulate and hold an aggregate market value of our common stock restricted stock awards or units, and/or vested stock options equal to a multiple of annual base salary. Applicable multiples are:

•	Chief Executive Officer – 4x

•	Other named executive officers and senior vice presidents – 2x

•	Other vice presidents – 1x

Officers who were in our employment on April 1, 2012 generally have a four-year period from that date to comply with these guidelines, and officers who have joined us since that date or who join us in the future will have a four-year period from the start of their service as an officer to achieve and then hold the required level of stock ownership value. If an officer or other employee who is subject to the stock ownership guidelines is promoted to a position that requires a higher level of stock ownership, the officer or employee will have a four-year period from the date of promotion to achieve that higher level.

Compensation Recovery Policies

In 2010, the Compensation Committee began adding clawback language into equity grants, giving the Board the discretion to seek recoupment of the incentive-based compensation paid or granted to certain executive officers in the event of a material restatement of our financial statements (other than to comply with changes in applicable accounting principles). Provisions for recoupment of incentive-based compensation are included in the employment agreements and equity award agreements with each of our named executive officers. The Compensation Committee will re-evaluate and, if necessary, revise our clawback policy to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act once the SEC adopts final rules implementing the clawback requirements.

Insider Trading Policy

Our general insider trading policy prohibits certain employees, directors and service providers (including our named executive officers) from trading and/or tipping while aware of material, non-public information, restricts the disclosure of certain non-public information, and includes certain periods subject to black-out and other limitations regarding trading of our stock. Our general insider trading policy also prohibits certain aggressive and speculative trading in our stock, including the trading of options, short sales, or engaging in hedging transactions (including the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds). Similarly, our general insider trading policy generally prohibits pledging shares of the Company’s common stock as collateral for a loan or other financial arrangement.

Tax and Accounting Treatment

Internal Revenue Code Section 162(m) limits the tax deductibility of compensation paid by a public company to its Chief Executive Officer and certain other highly compensated executive officers (excluding the Chief Financial Officer) to $1 million annually. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. The Compensation Committee considers the impact of this rule when developing and implementing our executive compensation program and generally designs the annual incentive and equity awards to meet the deductibility requirements. However, the Compensation Committee also believes that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals, and accordingly, it has not adopted a policy that all compensation must qualify as deductible under Section 162(m). Amounts awarded or paid under any of our compensation programs, including salaries, annual incentive awards and equity awards, may not qualify as performance-based compensation that is excluded from the limitation on deductibility.

There are different means by which the Company may pay executives. The 2009 Equity Incentive Plan has been established to allow for the payment of equity awards that are designed to be deductible under Section 162(m). Similarly, the Covered Employee Performance-Based Compensation Plan has been established to allow for the payment of annual incentive awards that are designed to be deductible under Section 162(m).

However, these plans are not the exclusive means by which annual or long-term incentive payments may be made to covered employees. The Compensation Committee, at its discretion, may make such awards.

We follow FASB ASC Topic 718 for our stock-based compensation awards. FASB ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. FASB ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

Compensation Risks

The Compensation Committee has conducted a risk assessment of our compensation policies and practices, and it believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks. All aspects of our compensation programs, including base salary, annual incentive compensation, long-term incentive compensation, and benefits, including severance benefits, have been reviewed in terms of the long-term best interests of stockholders. The Compensation Committee believes that our executive pay practices provide adequate financial security and incentives for executive officers to achieve the optimal short-term and long-term objectives of the Company. The Compensation Committee believes that our executive pay does not promote unreasonableness in risk-taking behavior. The value of short-term incentives is counterbalanced by long-term incentives and stock ownership guidelines, which the Compensation Committee believes reward sustained performance that is aligned with stockholder interests. The Compensation Committee has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

B. Michael Becker

Catherine E. Buggeln

Deborah M. Derby – Chair

Beth M. Pritchard

The Compensation Committee Report on Executive Compensation set forth in this proxy statement shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act. In addition, it shall not be deemed incorporated by reference by any statement that incorporates this proxy statement by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate this information by reference.

EXECUTIVE COMPENSATION

The following table sets forth the compensation earned by our NEOs for all services rendered to us in all capacities in the fiscal years ended December 26, 2015, December 27, 2014, and December 28, 2013.

Name and Principal Position	Fiscal Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Richard L. Markee (6)	2015	392,308	—	399,982	—	—	—	330	792,620
Non-Executive Chairman of the Board	2014	400,000	—	199,977	—	75,000	17,661	360	692,998
(Former Executive Chairman)	2013	400,000	—	399,976	—	159,390	139,976	360	1,099,702

Colin Watts (7)	2015	498,077	500,000	999,999	—	230,000	—	193	2,228,269
Chief Executive Officer

Anthony N. Truesdale (8)	2015	381,000	—	—	—	—	—	10,765	391,765
Former Chief Executive Officer	2014	753,923	—	649,973	121,907	235,601	14,318	18,760	1,794,482
	2013	738,462	—	1,299,982	204,513	489,473	114,173	22,560	2,869,163

Brenda Galgano	2015	472,621	—	339,967	—	—	—	10,930	823,518
Executive Vice President and	2014	470,000	—	324,936	—	81,662	—	10,760	887,358
Chief Financial Officer	2013	468,307		324,960	—	155,437	—	10,560	959,264

Louis Weiss (9)	2015	450,000	—	339,967	—	—	—	10,930	800,897
Former Executive Vice President, Chief	2014	423,231	—	724,905	36,574	57,617	—	10,760	1,253,087
Merchandising and Marketing Officer	2013	400,281	—	324,960	56,571	116,519	—	10,560	908,891

Daniel Lamadrid	2015	278,594	—	409,973	—	20,720	—	10,930	720,217
Senior Vice President, Chief	2014	267,404	—	374,903	9,750	32,757	—	10,760	695,574
Accounting Officer and Controller	2013	253,269	—	174,975	22,775	61,165	—	10,560	522,744

(1)	If applicable, salary reported includes amounts deferred at the officer’s election pursuant to the Company’s deferred compensation plans. See Nonqualified Deferred Compensation below.
(2)	These amounts were calculated in accordance with FASB ASC Topic 718. For the performance-based awards, amounts in the table assume that the probable outcome determined as of the grant date is that the performance goals will be achieved. The amounts may not correspond to the actual value that may be realized by such persons with respect to these awards.
(3)	These amounts reflect bonuses earned under the MIP during the applicable year, which are typically paid in the year following the applicable performance year.

(4)	There were no “above-market” earnings on nonqualified deferred compensation in 2015 (or in 2014 or 2013). The amounts reflected in this column represent all earnings on nonqualified deferred compensation for the applicable years. The Company did not maintain any defined benefit or actuarial pension plans in any of the years reflected in the table.
(5)	The amounts reflected in the All Other Compensation column for 2015 represent the following:

		Mr. Markee ($)	Mr. Watts ($)	Mr. Truesdale ($)	Ms. Galgano ($)	Mr. Weiss ($)	Mr. Lamadrid ($)
Car Allowance	2015	—	—	—	—	—	—
	2014	—	—	8,000	—	—	—
	2013	—	—	12,000	—	—	—
Life Insurance Premiums	2015	330	193	165	330	330	330
	2014	360	—	360	360	360	360
	2013	360	—	360	360	360	360
401(k) Company Contributions	2015	—	—	10,600	10,600	10,600	10,600
	2014	—	—	10,400	10,400	10,400	10,400
	2013	—	—	10,200	10,200	10,200	10,200
Total	2015	330	193	10,765	10,930	10,930	10,930
Total	2014	360	—	18,760	10,760	10,760	10,760
Total	2013	360	—	22,560	10,560	10,560	10,560

(6)	Mr. Markee served as our Executive Chairman until January 4, 2016.
(7)	Mr. Watts became our Chief Executive Officer on April 6, 2015. Mr. Watts received a $500,000 sign-on bonus and was guaranteed a $230,000 bonus under the MIP for 2015.
(8)	Mr. Truesdale resigned from the Company effective April 3, 2015. The 2015 base salary for Mr. Truesdale represents the amount he earned based upon an annualized base salary of $762,000. The 2015 Life Insurance Premium represents the prorated amount paid by the Company based upon an annualized premium of $330.
(9)	Mr. Weiss’ employment with the Company ended as of January 29, 2016.

Grants of Plan-Based Awards

The following table shows plan-based awards granted in fiscal 2015 to our named executive officers:

		Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards	All other stock awards: Number of shares of stock or units (#)	Grant date fair value of stock and option awards ($) (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Richard L. Markee	—	102,981	235,385	411,924	—	—	—
	1/2/2015	—	—	—	—	8,476	399,982
Colin Watts	—	217,909	498,077	871,635	—	—	—
	4/6/2015	—	—	—	—	12,210	500,000
	4/6/2015	—	—	—	12,210	—	500,000
Anthony Truesdale	—	166,688	381,000	666,750	—	—	—
	—	—	—	—	—	—
Brenda Galgano	—	103,386	236,311	413,544	—	—	—
	4/6/2015	—	—	—	—	4,150	169,943
	4/6/2015	—	—	—	4,152	—	170,024
Louis Weiss	—	98,438	225,000	393,750	—	—	—
	4/6/2015	—	—	—	—	4,150	169,943
	4/6/2015	—	—	—	4,152	—	170,024
	—	—	—	—	—	—	—
Dan Lamadrid	—	42,660	97,508	170,639	—	—	—
	4/6/2015	—	—	—	—	2,564	104,996
	4/6/2015	—	—	—	2,564	—	104,996
	12/9/2015	—	—	—	—	6,097	199,982

(1)	These amounts reflect threshold, target, and maximum amounts for MIP awards for the 2015 fiscal year performance period. See the Non-Equity Incentive Compensation Plan column of the Summary Compensation for actual amounts received by the officers in connection with MIP awards for 2015. See the section of the CD&A entitled Annual Bonus – Management Incentive Program for further information regarding MIP awards for 2015.
(2)	These amounts reflect the FASB ASC Topic 718 grant date fair values of restricted stock awards granted in 2015 under the Vitamin Shoppe 2009 Equity Incentive Plan, as amended. See Long-Term Incentive Awards above for additional terms and conditions of these awards.

Outstanding Equity Awards at Fiscal Year-End

The table below describes the outstanding equity awards held by our named executive officers as of December 26, 2015. The stock options reflected in the table below have a maximum term of 10 years. Vested stock options under the Vitamin Shoppe, Inc. 2006 Stock Option Plan and the Vitamin Shoppe 2009 Equity Incentive Plan generally remain exercisable for 30 days and 90 days, respectively, from the date of termination of employment without cause.

	Option Awards (1)					Restricted Stock Awards (2)
Name	Option Grant Date	Number of Shares Underlying Unexercised Options Exercisable (#)	Number of Shares Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares of Stock Not Yet Vested (#)	Market Value of Shares or Units of Stock Not Yet Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Rights That Have Not Vested (#)	Equity Incentive Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Richard L. Markee	3/8/2009	100,000	—	15.11	3/8/2019	—	—	—	—	—
	—	—	—	—	—	4/1/2013	2,097	70,270	4,193	140,507
	—	—	—	—	—	4/7/2014	4,308	144,361	—	—
	—	—	—	—	—	1/2/2015	8,476	284,031	—	—
Colin Watts	—	—	—	—	—	4/6/2015	12,210	409,157	12,210	409,157
Anthony Truesdale	—	—	—	—	—	—	—	—	—	—
Brenda Galgano	—	—	—	—	—	4/1/2013	1,704	57,101	3,407	114,169
	—	—	—	—	—	4/7/2014	3,500	117,285	—	—
	—	—	—	—	—	11/10/2014	3,429	114,906	—	—
						4/6/2015	4,150	139,067	4,152	139,134
Louis Weiss (3)	4/4/2011	6,977	—	34.19	4/29/2016	—	—	—	—	—
	4/4/2011	3,631	—	34.19	4/29/2016	—	—	—	—	—
	—	—	—	—	—	4/1/2013	1,704	57,101	3,407	114,169
	—	—	—	—	—	4/7/2014	3,500	117,285	—	—
	—	—	—	—	—	8/26/2014	10,424	349,308	—	—
	—	—	—	—	—	11/10/2014	3,429	114,906	—	—
	—	—	—	—	—	4/6/2015	4,150	139,067	4,152	139,134
Daniel Lamadrid	2/22/2011	625	—	34.54	2/22/2021	—	—	—	—	—
	—	—	—	—	—	4/1/2013	918	30,762	1,834	61,457
	—	—	—	—	—	4/7/2014	1,884	63,133	—	—
	—	—	—	—	—	6/25/2014	3,060	102,541	—	—
	—	—	—	—	—	11/10/2014	1,846	61,859	—	—
	—	—	—	—	—	4/6/2015	2,564	85,920	2,564	85,920
	—	—	—	—	—	12/9/2015	6,097	204,310	—	—

(1)	The options set forth herein vested annually over four years depending on the attainment of certain internal financial performance metrics for a particular year.
(2)	Unless otherwise provided, the restricted stock awards set forth herein vest (x) with respect to awards granted in 2015, in accordance with the vesting description set forth above in Long-Term Incentive Awards, (y) with respect to awards granted in 2014, these awards are scheduled to time vest in 50% installments in April 2016 and April 2017, subject to the recipient’s continued service, and (z) with respect to awards granted in 2013, 50% of the award is performance-based, which vests upon the achievement of Adjusted EBITDA targets after a three-year vesting period (50% at the second anniversary of grant and 50% at the third anniversary of grant, with a make-whole provision if the three-year Adjusted EBITDA growth or target is achieved, even if growth or target in any individual year is not achieved), and the remaining 50% were time-based (50% vesting on each of the second and third year grant anniversary, contingent on continued employment).
(3)	Due to Mr. Weiss’ termination of employment on January 29, 2016, his options that were scheduled to expire on April 4, 2021 will expire 90 days after his termination, or April 29, 2016.

Option Exercises and Stock Vested

Our named executive officers exercised 5,814 stock options during fiscal 2015, and 77,006 shares of restricted stock held by our named executive officers vested during fiscal 2015. The following table provides information concerning aggregate exercises of stock options and vesting of stock awards during fiscal 2015 for each of our named executive officers.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard L. Markee	—	—	4,348	177,305
Colin Watts	—	—	—	—
Anthony Truesdale	5,814	17,426	43,047	1,759,997
Brenda Galgano	—	—	17,861	730,418
Louis Weiss	—	—	6,247	254,884
Dan Lamadrid	—	—	5,503	224,412

Nonqualified Deferred Compensation

In December 2013, the Compensation Committee terminated a nonqualified deferred compensation plan that we adopted in fiscal 2007 for senior level employees. As required by applicable Internal Revenue Code rules, as a result of the termination of the plan, all participants received a single, lump sum payout of the full balance of their respective accounts as of a final payment date selected by us, which date occurred in January 2015. The plan had provided participants with the opportunity to defer pretax amounts of up to 75% of base salary and up to 100% of other eligible compensation. The plan was funded by elective contributions made by the participants. We elected to finance any potential plan benefit obligations using Company-owned life insurance policies. There were no Company contributions to the plan during fiscal year 2015.

Name	Executive contributions in FY 2015 ($)	Company contributions in FY 2015 ($)	Aggregate earnings in FY 2015 ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at end of FY 2015 ($)
Richard L. Markee	—	—	—	(538,600)	—
Colin Watts	—	—	—	—	—
Anthony Truesdale	—	—	—	(754,224)	—
Brenda Galgano	—	—	—	—	—
Louis Weiss	—	—	—	—	—
Dan Lamadrid	—	—	—	—	—

Pension Benefits

We do not have a pension program for our employees, officers or directors.

Employment Agreements

As of December 26, 2015, Mr. Markee, Mr. Watts, Ms. Galgano, and Mr. Weiss were employed with us and our subsidiary, Vitamin Shoppe Industries, Inc., pursuant to written employment agreements. Each of these employment agreements is described below.

Richard L. Markee. Mr. Markee’s employment agreement, dated September 9, 2009, as amended February 28, 2011 and March 29, 2012, was for a term of employment ending January 1, 2015 (prior to amendment in 2012, the term of employment was to end September 10, 2013), unless earlier terminated, and provided that Mr. Markee would serve as our Non-Executive Chairman and his annual base salary would be $400,000. Under the agreement, Mr. Markee was eligible for an annual cash bonus award. For each fiscal year thereafter during the term of the employment agreement, Mr. Markee was eligible for an annual cash bonus, based on a target opportunity of 60% of his base salary (50% prior to amendment in 2012), payable at the same time annual bonuses were paid to our other senior executives. The annual cash bonus was based on both our satisfaction of certain operating objectives and Mr. Markee’s satisfaction of certain individual operating objectives, each as specified by the Board.

On January 1, 2015, Mr. Markee entered into a new employment agreement with the Company on substantially the same terms described in the preceding paragraph. The term of the agreement extends through December 31, 2015, and the agreement was subsequently amended on March 12, 2015. In addition, in January 2015, Mr. Markee received a restricted stock award equal to his annual base salary.

Under his January 1, 2015 employment agreement, Mr. Markee was entitled to participate in any health, disability and life insurance and other employee benefit plans and programs we make available to our senior management employees generally. The agreement provided that Mr. Markee will receive continued health and life insurance to age 65, provided that he pays the employee’s regular share of such coverage, and an alternative arrangement for us to provide severance and term life insurance sufficient to purchase such insurance if it is otherwise unavailable from us.

Under the January 1, 2015 employment agreement, if we had terminated Mr. Markee’s employment “with cause,” he would have been entitled to his accrued and unpaid base salary, as well as reimbursement for any and all out-of-pocket expenses reasonably incurred by him consistent with Company policy prior to the date of termination. If we had terminated Mr. Markee’s employment “without cause,” he would have been entitled to his compensation through the remaining term of the agreement. He would have also received a pro rata portion of the annual cash bonus opportunity and would have been eligible to receive the medical benefits. In addition, the unvested portion of the restricted stock award to which he was eligible would have continue to vest on the schedule set forth in the agreement provided that Mr. Markee did not compete with the Company during any balance of the non-competition period. If, within two years after a “change in control,” Mr. Markee had terminated his employment due to an “adverse change in status,” he would have been entitled to receive his base salary through the remaining term of the agreement, a pro rata portion of the annual cash bonus opportunity and medical benefits.

On January 4, 2016, we entered into a letter agreement with Mr. Markee (the “Letter Agreement”) that confirmed that Mr. Markee’s employment ended on January 4, 2016. Under the terms of the Letter Agreement, Mr. Markee is entitled to receive payment of his base salary through January 4, 2016; payment for accrued but not taken vacation in accordance with the Company’s payroll practices; payment of his annual cash bonus in accordance with the January 1, 2015 employment agreement, and Company reimbursements of the Company portion of his COBRA coverage for Mr. Markee and his dependents (should he elect to be covered under COBRA), subject to the terms of his January 1, 2015 employment agreement (including the requirement that he execute a release in favor of the Company and its affiliates). Following the COBRA coverage period, Mr. Markee will be entitled to Company reimbursements of Medicare coverage for Mr. Markee and his spouse for such amounts that are in excess of the amount the Company pays at such time for an executive officer for substantially similar benefits. Finally, for so long as he remains a member of our Board of Directors, he is entitled to continue to vest in all equity awards previously granted to him; provided, however, that the vesting of the restricted stock that was otherwise scheduled to vest on January 2, 2017 shall be accelerated to the date of our 2016 annual meeting of stockholders occurs so long as he remains a director through such date.

Colin Watts. Mr. Watts became our Chief Executive Officer on April 6, 2015. Mr. Watts’s employment agreement, dated March 3, 2015, provided that Mr. Watts would serve as the Chief Executive Officer and his annual base salary would be $700,000. The agreement provided a sign-on bonus of $500,000 and an annual target bonus of 100% of his then current base salary, based upon the Company’s satisfaction of operating objectives specified by the Board each year at its sole discretion, and individual members of management’s satisfaction of certain individual operating objectives based upon their area of responsibility as specified by the Board in its sole discretion.

If we terminate Mr. Watts’ employment “without cause,” or Mr. Watts terminates his employment for “good reason,” he would be entitled to two years base salary, payment of any unpaid annual bonus for the year preceding the year in which his employment terminates, and twelve months coverage under COBRA. If the Company terminates Mr. Watts without cause upon the occurrence of a change in control, or within two years after a change in control, the Company will provide a lump sum cash payment equal to the result of multiplying the sum of Mr. Watts’ base salary plus his annual bonus by two. In addition, Mr. Watts would receive health benefits for him and his family and by eligible for an addition payment of up to 100% of his annual bonus if the Company meets certain performance measures.

Anthony N. Truesdale. Mr. Truesdale’s employment agreement, dated June 12, 2006, as amended December 28, 2007, September 25, 2009, February 28, 2011 and March 29, 2012, provided that Mr. Truesdale would serve as our Chief Executive Officer and his annual base salary would be $675,000. The agreement set forth an initial term ending March 31, 2013 (prior to amendment in 2012, the term of employment was to end March 31, 2012) and provided for automatic renewal for up to two successive one-year periods unless either Mr. Truesdale or we notified the other of his or our intent not to renew the agreement. The agreement also provided that Mr. Truesdale would be eligible for an annual cash bonus with a target amount of 100% of his base salary. Such annual bonus would be based on both our satisfaction of certain operating objectives and Mr. Truesdale’s satisfaction of certain individual operating objectives, each as specified by the Board. The agreement also provided for Mr. Truesdale to receive an automobile allowance of $1,000 per month and up to 32 days of paid time off in accordance with our general employee policies. During 2014, Mr. Truesdale’s automobile allowance was phased out after eight months, and the amount of the allowance was added to Mr. Truesdale’s base salary. For 2014, this resulted in an increase in base salary of $4,000 due to the fact that Mr. Truesdale had already received eight months of automobile allowance.

If we had terminated Mr. Truesdale’s employment “without cause,” for “good reason” or upon or within two years following a “change in control,” or Mr. Truesdale had terminated his employment due to an “adverse change in status,” as defined under our Executive Severance Pay Policy, then he would have been entitled to payments under the Executive Severance Pay Policy, as described below. The employment agreement provided that if Mr. Truesdale’s employment was terminated due to our not renewing either the initial term of employment or any of the one-year extension periods, or upon the expiration of the second one-year extension of the employment term, then Mr. Truesdale would have been entitled to receive the same severance he would have received if we had terminated his employment without cause.

In connection with Mr. Truesdale’s resignation, we entered into a separation agreement with Mr. Truesdale on March 31, 2015. Pursuant to the separation agreement, Mr. Truesdale resigned as our Chief Executive Officer and director as of April 3, 2015. Mr. Truesdale served as an advisor to the Company until June 26, 2015. For his services as an advisor to the Company, Mr. Truesdale received compensation equivalent to his weekly base wages immediately preceding his resignation from the Company. He also received employee health, welfare and other fringe benefits of the Company during such time. In addition, all equity awards issued to Mr. Truesdale continued to vest through June 26, 2015, and the exercise period for the options held by Mr. Truesdale was extended through June 26, 2016. Mr. Truesdale was also eligible for 50% of the annual cash bonus for 2015 attributable to the performance of the Company as a whole that he would have earned, if any, based on Company results and his individual operating objectives for 2015 had he not terminated his employment. Any earned bonus would be paid in 2016 at the time annual cash bonuses were paid to other senior executives of the Company. Within 30 days of the termination of Mr. Truesdale’s services as an advisor to the Company, the Company also paid Mr. Truesdale for unused personal time off, plus any accrued but unpaid base salary and any unreimbursed business expenses entitled to reimbursement.

Brenda Galgano. Ms. Galgano’s employment agreement, originally dated March 29, 2012, as amended March 27, 2015, provides that Ms. Galgano will serve as our Executive Vice President, Chief Financial Officer, and her annual base salary will be $470,000. The agreement sets forth a term ending March 31, 2016 (prior to amendment in 2015, the term of the employment agreement was to end March 31, 2015). The agreement also provides that Ms. Galgano will be eligible for an annual cash bonus with a target amount of 50% of her base salary. Such annual bonus will be based on both our satisfaction of certain operating objectives and Ms. Galgano’s satisfaction of certain individual operating objectives, each as specified by the Board.

If we terminate Ms. Galgano’s employment “without cause,” for “good reason” or upon or within two years following a “change in control,” or Ms. Galgano terminates her employment due to an “adverse change in status,” as defined under our Executive Severance Pay Policy, then she is entitled to payments under the Executive Severance Pay Policy, as described below. Upon expiration of Ms. Galgano’s employment agreement on March 31, 2016, we entered into a letter agreement that will continue to provide her with substantially similar benefits and compensation, provided that her termination rights will be governed by the Executive Severance Pay Policy, unless she is terminated due to death or disability. If Ms. Galgano is terminated due to death or disability, the letter agreement provides that she is entitled to receive the full amount of any unpaid annual cash bonus for the year prior to the termination, and if such termination occurs on July 1 or later of the calendar year, Ms. Galgano is entitled to a pro-rated annual cash bonus that she would have received based on the performance of the Company, but no portion of the bonus will be attributable to her individual performance.

Louis H. Weiss. Mr. Weiss’s employment agreement, originally dated January 15, 2007, as amended December 28, 2007, March 29, 2012 and March 27, 2015, provides that Mr. Weiss will serve as Executive Vice President, Chief Merchandising and Marketing Officer, and sets forth a term ending March 31, 2016 (prior to amendment in 2015, the term of the employment agreement was to end March 31, 2015). The agreement provides for an annual base salary of $450,000 and an annual cash bonus with a target amount of 50% of his base salary. Such annual bonus will be based on both our satisfaction of certain operating objectives and Mr. Weiss’s satisfaction of certain individual operating objectives, each as specified by the Board.

Mr. Weiss’ employment was terminated, effective January 29, 2016. Mr. Weiss is receiving severance payments and benefits, in all material respects, as set forth in his employment agreement and under the Executive Severance Pay Policy.

Potential Payments Upon Termination or Change in Control

Except as described herein, our named executive officers are generally entitled to severance and change in control protection under our Executive Severance Pay Policy, which provides severance if a change in control occurs and a named executive officer’s employment is terminated within 24 months thereafter, either by the Company without “cause” or by the executive due to “an adverse change in status,” both as defined in the policy. This “double trigger” benefit generally consists of (i) a cash severance benefit of two times base salary plus two times target annual bonus and (ii) continued benefits for a two-year period for named executive officers. In addition, all executives covered by the policy, including our named executive officers, are entitled to receive a pro rata target bonus for the year of termination of employment if the Company’s performance for the year equals or exceeds its business plan, based on the number of full months employed. Our named executive officers are also entitled to certain outplacement services for a one-year period following termination.

Severance is also payable under our Executive Severance Pay Policy to executive officers (including our named executive officers) in the event of a termination without cause prior to a change in control. This severance generally consists of either (i) a cash amount equal to 26 weeks of the executive’s annual base salary if the termination occurs within the first year of employment, or (ii) a cash amount equal to 52 weeks of the executive’s annual base salary if the termination occurs after the first year of employment. In addition, if the executive is terminated after June 30th in any year, he or she will receive a bonus based on Company performance, if and to the extent earned that fiscal year under any bonus plan of the Company, prorated to the date of termination.

If any payment under our Executive Severance Pay Policy would cause a participant to become subject to the excise tax imposed under section 4999 of the Internal Revenue Code, then payments and benefits will be reduced to the amount that would not cause the participant to be subject to the excise tax if such a reduction would put the participant in a better after tax position than if the participant were to pay the tax. No tax gross ups are provided under our Executive Severance Pay Policy or under any other Company plan.

Payment of severance benefits under the Executive Severance Pay Policy requires acceptance of, and adherence to, restrictive covenants protective of our interests, including (unless the executive is otherwise bound by separate restrictive covenant agreements with us) non-compete and non-solicitation obligations lasting for 12 months following the termination of the executive, a perpetual confidentiality provision as well as the execution of a release of claims against the Company; provided, that under the terms of her employment agreement as in effect in 2015, Ms. Galgano would be subject to a non-compete and non-solicitation period of 24 months following any such termination.

To the extent our named executive officers have employment agreements, the severance protection provided therein generally mirrors the treatment provided under the Executive Severance Pay Policy; provided, for the avoidance of doubt, that in the event of a qualifying termination, our named executive officers would be provided severance under the terms of his or her employment agreement or, if no such agreement exists, the Executive Severance Pay Policy (but not both). Substantively, Mr. Watts is the only named executive officer that would generally receive treatment that differs from the foregoing, as he would receive, in lieu of the benefits described above, (i) upon a termination without cause, continued base salary payments for 104 weeks and (ii) COBRA benefits for 12 months (which coverage shall cease if he becomes eligible for insurance coverage with a new employer); provided that for 2015 only, each of Mr .Watts and Mr. Lamadrid were entitled to receive the bonus amounts set forth in the table below. If such termination occurs upon or during the 24 month period following a change in control, Mr. Watts would receive substantially similar treatment to the severance benefits provided under the Executive Severance Pay Policy. For additional information on the employment agreements, see Employment Agreements above.

The following table summarizes potential payments upon the termination of each of our named executive officers (other than Mr. Truesdale) or in the event of a change in control of the Company on December 26, 2015, the end of our most recent fiscal year. For Mr. Truesdale only, who was not an executive officer at the end of our fiscal year, disclosure below is limited to the actual termination pay that he received upon his resignation.

2015 Potential Payments Upon Change in Control

Name	Benefit	Qualifying Termination before Change in Control	Qualifying Termination within 24 months after Change in Control	Termination for Cause	Voluntary Termination	Death	Disability
Richard L. Markee	Stock Awards (1)		639,169			639,169	639,169
	Severance Pay (2)	400,000	1,270,770
	Plan Benefits (3)		22,818
	Pro-rata Bonus (4)					240,000	240,000
	Life Insurance coverage (5)		990
	Executive Outplacement (6)		1,500

	Total	400,000	1,935,247			879,169	879,169

Colin Watts	Stock Awards (1)		818,314			818,314	818,314
	Severance Pay (2)	1,400,000	2,800,000
	Plan Benefits (3)		22,822
	Pro-rata Bonus (4)	230,000				700,000	700,000
	Life Insurance coverage (5)		990
	Executive Outplacement (6)		1,500

	Total	1,630,000	3,643,626			1,518,314	1,518,314

Anthony Truesdale (7)	Stock Awards (1)	N/A	N/A			N/A	N/A
	Severance Pay (2)	N/A	N/A			N/A	N/A
	Plan Benefits (3)	N/A	N/A			N/A	N/A
	Pro-rata Bonus (4)	N/A	N/A			N/A	N/A
	Life Insurance coverage (5)	N/A	N/A			N/A	N/A
	Executive Outplacement (6)	N/A	N/A			N/A	N/A

	Total	N/A	N/A			N/A	N/A

Brenda Galgano	Stock Awards (1)		681,662			681,662	681,662
	Severance Pay (2)	484,100	1,440,822
	Plan Benefits (3)		22,813
	Pro-rata Bonus (4)					240,050	240,050
	Life Insurance coverage (5)		990
	Executive Outplacement (6)		1,500

	Total	484,100	2,147,787			921,712	921,712

Louis Weiss	Stock Awards (1)		1,030,970			1,030,970	1,030,970
	Severance Pay (2)	450,000	1,350,000
	Plan Benefits (3)		22,816
	Pro-rata Bonus (4)					225,000	225,000
	Life Insurance coverage (5)		990
	Executive Outplacement (6)		1,500

	Total	450,000	2,406,276			1,255,970	1,255,970

Daniel Lamadrid	Stock Awards (1)		695,902			695,902	695,902
	Severance Pay (2)	320,000	835,016
	Plan Benefits (3)		22,822
	Pro-rata Bonus (4)	20,720
	Life Insurance coverage (5)		990
	Executive Outplacement (6)		1,500

	Total	340,720	1,556,230			695,902	695,902

(1)	In the event of a termination for cause or in the event of a voluntary termination, stock awards will cease to vest. In addition, while no named executive officers currently hold unvested options, in the event of a termination for cause, all options (including vested options) will be forfeited immediately. In the event of a termination without cause or for good reason, in each case, within two years of a change in control or in the event of a termination due to death or disability, in each case, all stock awards would become fully vested. The amounts reflect the value of all unvested stock awards as of December 26, 2015.

(2)	Per the severance terms of each executive’s employment agreement and the terms of our Executive Severance Pay Policy, in each case as in effect December 31, 2015 the “Before CIC – Termination without Cause” column reflects one year of annual base salary and the “After CIC – Termination without Cause or for Good Reason” column reflects two times the sum of the executive’s base salary plus the executive’s target bonus.
(3)	If the named executive officer elects COBRA coverage, we will pay the same amount for each applicable sub-category of coverage as we paid for such sub-category for the named executive officer before the executive’s termination for the duration of the executive’s severance pay stated above in footnote (2). Our payment obligations include the payment of dependent coverage if the named executive officer maintained dependent coverage before termination.
(4)	Named executive officers are entitled to pro rata bonus payments under their respective employment agreements or our Executive Severance Pay Policy, in each case as in effect December 31, 2015.
(5)	Life insurance coverage provided to the named executive officer before termination will be continued at our expense for one year following the executive’s termination date.
(6)	Under our Executive Severance Pay Policy, our named executive officers may be eligible to receive reasonable, executive-level outplacement services for a period of up to one year in the event of termination without cause or for good reason after a change in control. The cost to the Company for such outplacement services is expected to vary depending on the facts and circumstances of the termination.
(7)	As stated above, we entered into a separation agreement with Mr. Truesdale on March 31, 2015. Pursuant to that agreement, Mr. Truesdale resigned as our Chief Executive Officer and director as of April 3, 2015. All equity awards issued to Mr. Truesdale continued to vest through June 26, 2015, and the exercise period for the options held by Mr. Truesdale was extended through June 26, 2016. The Company also paid to Mr. Truesdale 50% of the annual cash bonus for 2015 attributable to the performance of the Company as a whole that he would have earned, if any, based on Company results and his individual operating objectives for 2015 had he not terminated his employment. This bonus payment was made in 2016 at the time annual cash bonuses were paid to other senior executives of the Company. Within 30 days of the termination of Mr. Truesdale’s services as an advisor to the Company, the Company will pay Mr. Truesdale for unused personal time off, plus any accrued but unpaid base salary and any unreimbursed business expenses entitled to reimbursement.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Pre Approval of Services

The Audit Committee annually engages our independent registered public accounting firm and pre-approves, for the following fiscal year, their services related to the annual audit and interim quarterly reviews of our financial statements and all reasonably-related assurance services. All non-audit services are considered for pre-approval by the Audit Committee as our management requests.

The Audit Committee may delegate to one or more designated members of the Audit Committee who are independent, as defined by SEC rules, the authority to grant pre-approvals, provided those pre-approvals are presented to the Audit Committee at a subsequent meeting.

Audit Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding our engagement of the independent registered public accounting firm, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and those policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to our management.

Pre-approval of a non-audit service to be performed by our independent registered public accounting firm shall be disclosed to investors in periodic reports required by Section 13(a) of the Exchange Act.

Audit Fees

Our principal independent registered public accounting firm during the fiscal year ended December 26, 2015 was Deloitte & Touche LLP. Our Audit Committee approved in advance all Deloitte & Touche LLP services. The aggregate fees billed by Deloitte & Touche LLP during the fiscal years 2015 and 2014 are described in the table below:

Fee Type	2015 ($)	2014 ($)
Audit fees (1)	1,080,000	1,010,000
Audit-related fees	—	—
Tax fees (2)	100,000	23,000
All other fees (3)	315,000	485,000

Total	1,495,000	1,518,000

(1)	Audit fees consist of audit work performed in connection with the annual financial statements, the reviews of unaudited quarterly financial statements, and work generally only the independent registered public accounting firm can reasonably provide, such as consents, comfort letters and review of documents filed with the SEC.
(2)	Tax fees in 2015 and 2014 consist of tax consulting services.
(3)	All other fees in 2015 consists of fees for the convertible debt offering, and all other fees in 2014 consists of due diligence work related to the acquisition of FDC Vitamins, LLC.

AUDIT COMMITTEE REPORT

The Company’s Audit Committee acting with respect to the financial statements for the 2015 Fiscal Year (the “2015 Audit Committee”) is composed entirely of non-management directors. The members of the 2015 Audit Committee meet the independence and financial literacy and experience requirements contained in the corporate governance listing standards of the NYSE and additional, heightened independence criteria applicable to members of the 2015 Audit Committee under SEC and NYSE rules. The Board of Directors has determined that B. Michael Becker qualifies as an “audit committee financial expert” as defined by the SEC. In 2015, the 2015 Audit Committee held five meetings. The 2015 Audit Committee has adopted, and annually reviews, a charter, which describes the 2015 Audit Committee’s responsibilities and the practices it follows. The charter, which complies with all current regulatory requirements, can be viewed on the Company’s website on the Investor Relations page, http://vitaminshoppe.investorroom.com/.

The role of the 2015 Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the accounting and financial reporting processes of the Company, including its internal control over financial reporting. The 2015 Audit Committee also oversees (a) the integrity of our financial statements; (b) compliance with legal and regulatory requirements, and our ethical standards; (c) the performance of our independent registered public accounting firm and our internal auditors; (d) the qualifications and independence of the independent registered public accounting firm and our internal auditors; (e) the risk management process; and (f) procedures to receive, retain, and address complaints regarding accounting, internal controls, and auditing matters. In fulfilling its role, the 2015 Audit Committee relies on the work and assurances of the Company’s management, internal audit and the independent registered public accounting firm. Management is responsible for the financial statements and the reporting process, the system of internal controls, including internal control over financial reporting, risk management, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for auditing the consolidated financial statements and expressing an opinion on the fair presentation of those financial statements in conformity with accounting principles generally accepted in the United States, performing reviews of the unaudited quarterly financial statements and auditing and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

During fiscal year 2015, the 2015 Audit Committee met and held discussions with management, internal audit and the independent registered public accounting firm and independently as a committee. The 2015 Audit Committee discussed with the Company’s independent registered public accounting firm and internal audit the overall audit strategy, scope, timing and plans for their respective audits, the nature and extent of specialized skills used in their audits, and issues encountered in their audits. In addition, the 2015 Audit Committee met with the independent registered public accounting firm and internal audit with and without management present to discuss the results of their examinations. The 2015 Audit Committee also reviewed with management and the independent registered public accounting firm significant risks and exposures identified by management, the overall adequacy of the Company’s legal, regulatory and ethical compliance programs, including the Company’s Standards of Business Conduct and Code of Ethics for our Senior Financial Employees, and the Company’s information technology security programs.

Management represented to the 2015 Audit Committee that the Company’s consolidated financial statements included in the Company’s 2015 Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the fiscal year ended December 26, 2015, were prepared in accordance with accounting principles generally accepted in the United States and prior to their issuance the 2015 Audit Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, significant financial reporting risks, the reasonableness of significant accounting judgments and critical accounting policies and estimates, the clarity of disclosures in the financial statements, and the overall quality of the Company’s financial reporting. Prior to their issuance, the 2015 Audit Committee also reviewed and discussed the quarterly and annual earnings press releases, including the presentation of non-GAAP financial information, and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with management, the Company’s internal auditors and the independent registered public accounting firm. The 2015 Audit Committee also reviewed the Company’s policies and practices with respect to financial risk assessment, as well as its processes and practices with respect to enterprise risk assessment.

In addition, the 2015 Audit Committee reviewed and discussed with management and the independent registered public accounting firm the adequacy and effectiveness of the Company’s financial reporting procedures, disclosure controls and procedures, and internal control over financial reporting, including the respective reports of management and the independent registered public accounting firm on the effectiveness of the Company’s internal control over financial reporting. The 2015 Audit Committee also discussed with our Chief Executive Officer and our Chief Financial Officer their respective certifications with respect to the Company’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the fiscal year ended December 26, 2015. The 2015 Audit Committee discussed with the independent registered public accounting firm all matters required to be discussed under the standards of the Public Company Accounting Oversight Board (PCAOB), including those matters required to be discussed by Auditing Standard No. 16 Communication with Audit Committees and Rule 2-07 of Regulation S-X.

In addition, the 2015 Audit Committee has discussed with the independent registered public accounting firm the auditor’s independence from the Company and its management, including the matters in the written disclosures required by applicable requirements of the PCAOB regarding the firm’s communications with the 2015 Audit Committee concerning independence. The 2015 Audit Committee pre-approved the audit and non-audit services provided by the independent registered public accounting firm. The Company considered with the independent registered public accounting firm whether the provision of non-audit services to the Company by them and the related fees was compatible with the auditor’s independence. The 2015 Audit Committee has concluded that the independent registered public accounting firm, Deloitte & Touche LLP, is independent from the Company and its management.

The 2015 Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm, Deloitte & Touche LLP. The 2015 Audit Committee evaluates the qualifications and performance of the Company’s independent registered public accounting firm, including the lead engagement partner and the engagement team, each year and determines whether to reengage the current independent registered public accounting firm or consider other audit firms. In doing so, the 2015 Audit Committee considers the quality and efficiency of the services provided by the auditors and the auditors’ capabilities, technical expertise and knowledge of the Company’s operations, personnel, culture, accounting policies and practices, and internal control over financial reporting. The 2015 Audit Committee also considers the quality of its ongoing discussions with the auditors, the ability of the auditors to remain independent, the auditors industry and sector specific experience, external data relating to audit quality and performance, including recent PCAOB reports on Deloitte & Touche LLP and its peer firms, the results of evaluations of Deloitte & Touche LLP by our management and internal auditors, the appropriateness of fees charged, and tenure as the Company’s auditors. We also considered Deloitte & Touche LLP’s effectiveness of communications and working relationships with the 2015 Audit Committee and our management and internal auditors. Deloitte & Touche LLP has been the Company’s independent registered public accounting firm since 1997. Based on this evaluation, the 2015 Audit Committee decided that it was in the best interests of the Company and its stockholders to continue the retention of Deloitte & Touche LLP as our independent registered public accounting firm for the year ended December 26, 2015. Although the 2015 Audit Committee has the sole authority to appoint the independent registered public accounting firm, the 2015 Audit Committee will continue its practice of recommending that the Board ask our stockholders, at their annual meeting, to ratify the appointment of the independent registered public accounting firm.

The lead engagement partner from Deloitte & Touche LLP is required to be rotated every five years. The process for selection of a new lead engagement partner includes meetings between the candidates for that role and senior management and then with the Chair of the 2015 Audit Committee, as well as discussion with the full 2015 Audit Committee.

In reliance on the reviews and discussions referred to above, and the receipt of the unqualified opinions from Deloitte & Touche LLP dated February 23, 2016, with respect to the consolidated financial statements of the Company as of and for the year ended December 26, 2015, and with respect to the effectiveness of the Company’s internal control over financial reporting, the 2015 Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the year ended December 26, 2015, for filing with the Securities and Exchange Commission.

2015 Audit Committee

B. Michael Becker – Chairman

John D. Bowlin

John H. Edmondson

David H. Edwab

PROPOSAL FOUR—RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board, upon the recommendation of its Audit Committee, has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal year 2016.

Representatives of Deloitte & Touche LLP are expected to be present at the 2016 Annual Meeting and are expected to be available to respond to appropriate questions. They also will have the opportunity to make a statement if they desire to do so.

We are asking our stockholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification as our Audit Committee has recommended because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. If our stockholders fail to ratify the selection, we will consider that failure as a direction to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm, at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The Board unanimously recommends that stockholders vote “FOR” the ratification of Deloitte &Touche LLP as our independent registered public accounting firm for fiscal year 2016.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Although the Board has not adopted a written policy or procedure for the review, approval and ratification of related person transactions, the Audit Committee Charter requires the Audit Committee to review all relationships and transactions in which we and our employees, directors, officers and beneficial owners of more than 5% of our common stock or their immediate family members are participants to determine whether those persons have a direct or indirect material interest. Based on all the relevant facts and circumstances, the Audit Committee will decide whether the related-person transaction is appropriate and will approve only those transactions that are in our best interests.

We require our directors and executive officers to complete annually a directors’ and officers’ questionnaire that requires disclosure of any related-person transactions. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our periodic filings, as appropriate. In 2015, we did not participate in any transactions involving an amount in excess of $120,000 in which any related person (as defined in Instruction 1 to Item 404(a) of Regulation S-K) has or will have a direct or indirect material interest.

On January 12, 2016, the Company entered into an Agreement regarding, among other things, the membership and composition of the Board. Pursuant to the Agreement, Carlson Capital was entitled to recommend the Initial Independent Appointee, reasonably acceptable to the Board, for appointment as a director of the Company, and on February 26, 2016, upon the recommendation of Carlson Capital, the Board appointed Guillermo G. Marmol as a director. In the Agreement, the Company also agreed to appoint the Subsequent Independent Appointee as a director of the Company. The Board determined that Mr. Theriault’s previous experience in senior management positions at various retailers and extensive knowledge in operational and information systems would provide valuable knowledge and insight to the Board. Therefore, on March 8, 2016, the Board appointed Timothy J. Theriault as a director. The Agreement provides that the Board was required to be expanded by two members (from ten (10) members to twelve (12) members) in order to appoint the two New Independent Directors, and the Board size was increased from ten (10) to eleven (11) on

February 26, 2016, and from eleven (11) to twelve (12) on March 8, 2016. The Company agreed to nominate the New Independent Directors for election as directors at the 2016 Annual Meeting, and as a result Mr. Marmol and Mr. Theriault are nominated in this proxy statement. The Agreement further provides that immediately after the 2016 Annual Meeting, the size of the Board will be ten (10) members and, from the 2016 Annual Meeting through the Company’s 2017 Annual Meeting, the size of the Board will be no more than ten directors, except that during such period the Company may increase the size of the Board in order to appoint additional highly qualified independent directors, recommended by the Nomination and Governance Committee and approved by the Board, so long as an equivalent number of directors serving on the Board on the date of the Agreement do not stand for re-election at the 2017 Annual Meeting.

In accordance with the Agreement, the Company agreed to appoint the Initial Independent Appointee (and any Replacement) as a member of the Nomination and Governance Committee of the Board, and on February 26, 2016, the Board appointed Mr. Marmol to the Nomination and Governance Committee and on March 8, 2016, the Board appointed Mr. Theriault to the Audit Committee.

In the Standstill Period, for so long as the Company remains in material compliance with certain of its obligations under the Agreement, Carlson Capital has agreed not to, among other things, (a) acquire beneficial ownership of any additional shares of the Company if doing so would cause Carlson Capital to own more than 12.5% of the Company’s common stock, (b) solicit proxies of stockholders or conduct any other type of referendum or become a “participant” in or assist any third party in any “solicitation” of proxies to vote any shares of the Company’s common stock, (c) join or form a group with respect to the Company’s common stock, (d) present any proposal for consideration for action at any stockholders’ meeting or seek the removal of any board member or propose any nominee for election to the Board, or (e) institute, solicit or join any litigation against the Company or its present or former directors, officers or employees (other than an action to enforce the Agreement). Carlson Capital and the Company each also agreed not to make any statement that constitutes an ad hominem attack on, or otherwise disparage, the other party or its respective business, officers or directors during the Standstill Period. Carlson Capital has also generally agreed to vote all shares of Company common stock beneficially owned by Carlson Capital in favor of the Company’s director nominees, the Company’s auditor ratification and “say-on-pay” proposals and, provided that such recommendation is unanimous and includes the affirmative vote of the New Independent Directors (and any Replacement), any other recommendations at the 2016 Annual Meeting.

Under the terms of the Agreement, if at any time Carlson Capital’s aggregate net long position in the Company’s common stock is less than the Minimum Ownership Level, the Company will not be obligated to appoint either of the New Independent Directors (if either of the New Independent Directors has not yet been appointed), or appoint any Replacement, or to nominate either of the New Independent Directors or any Replacement for election at any meeting of stockholders which occurs after the time at which Carlson Capital no longer satisfies the Minimum Ownership Level.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached as Exhibit 10.1 to our Form 8-K filed with the SEC on January 12, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that all reports for our executive officers and directors that were required to be filed under Section 16 of the Exchange Act during 2015 were timely filed, except that to report tax withholding obligations upon the vesting of restricted stock not previously reported, Form 4s for each of Richard L. Markee (five transactions), Brenda Galgano (five transactions), Louis Weiss (six transactions), and Daniel Lamadrid (six transactions) were filed on September 28, 2015.

STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING

Requirements for Stockholder Proposals to Be Considered for Inclusion in the 2017 Proxy Materials

We must receive any stockholder proposal to be considered for inclusion in the proxy statement and form of proxy relating to the 2017 Annual Meeting of stockholders no later than December 18, 2016. In addition, all proposals must comply with Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals must be delivered to the Chairman of the Nomination and Governance Committee at Vitamin Shoppe, Inc., 300 Harmon Meadow Blvd, Secaucus, New Jersey 07094.

Requirements for Stockholder Proposals to Be Brought Before the 2017 Annual Meeting of Stockholders and Director Nominations

Notice of any proposal that a stockholder intends to present at the 2017 Annual Meeting of stockholders, but does not intend to have included in the proxy statement and form of proxy relating to the 2017 Annual Meeting of stockholders, as well as any director nominations, must be delivered to the Chairman of the Nomination and Governance Committee at Vitamin Shoppe, Inc., 300 Harmon Meadow Blvd. Secaucus, New Jersey 07094, not earlier than February 7, 2017 and not later than March 9, 2017, except that if the 2017 Annual Meeting of our stockholders is not within 30 days before or after the anniversary date, we must receive notice by the stockholder not later than the close of business on the 10th day following the date on which the notice of the date of the annual meeting was mailed or the public announcement was made. In addition, the notice must provide the information required by our bylaws with respect to each director nomination or other proposal that the stockholder intends to present at the 2017 Annual Meeting of stockholders.

We have established an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders.

A stockholder’s notice with respect to a proposed item of business must include:

(a)  a brief description of the substance of, and the reasons for conducting, such business at the annual meeting;

(b)  the name and address of the stockholder proposing such business;

(c)  the number of our shares which are beneficially owned by the stockholder, any person controlling, directly or indirectly, or acting in concert with, such stockholder and any person controlling, controlled by or under common control with such stockholder; and

(d)  any material interest of the stockholder in such business.

A stockholder’s notice with respect to a director nomination must include:

(a)  name, address and number of shares of the Company which are beneficially owned by the nominating stockholder, any person controlling, directly or indirectly, or acting in concert with, such nominating stockholder and any person controlling, controlled by or under common control with such nominating stockholder;

(b)  name, address and number of shares of the Company which are beneficially owned by the candidate;

(c)  a detailed biography outlining the candidate’s relevant background;

(d)  professional and business experience and other significant accomplishments of the candidate;

(e)  an acknowledgement from the candidate that he or she would be willing to serve on the Board, if elected;

(f)  a statement by the stockholder outlining the reasons why this candidate’s skills, experience and background would make a valuable contribution to the Board; and

(g)  a minimum of two references who have either worked with the candidate, served on a board of directors or board of trustees with such candidate, or can otherwise provide relevant perspective on the candidate’s capabilities as a potential Board member.

2015 ANNUAL REPORT ON FORM 10-K

Included with these proxy materials is a copy of our 2015 Annual Report on Form 10-K without exhibits, as filed with the SEC. We will furnish to each person whose proxy is solicited, on the written request of that person, a copy of the exhibits to that annual report for a charge of ten cents per page. We will also mail to you without charge, upon request, a copy of any document specifically referenced or incorporated by reference in this proxy statement. Please direct your request to Corporate Secretary at Vitamin Shoppe, Inc., 300 Harmon Meadow Blvd. Secaucus, New Jersey 07094.

OTHER MATTERS

We know of no other matters to be submitted to our stockholders at the 2016 Annual Meeting. If any other matters are properly brought before the 2016 Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

Appendix A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

VITAMIN SHOPPE, INC.

Pursuant to Sections 242 and 245 of the

Delaware General Corporation Law

Vitamin Shoppe, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. The name of the Corporation is Vitamin Shoppe, Inc. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on September 27, 2002, under the name VS Holdings, Inc.

2. This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 141, 242 and 245 of the DGCL.

3. The required holders of the Corporation’s issued and outstanding capital stock approved and adopted the Amended and Restated Certificate of Incorporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

4. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.

5. The text of the Certificate of Incorporation is amended and restated in its entirety as follows:

ARTICLE FIRST:

The name of the Corporation is Vitamin Shoppe, Inc. (the “Corporation”).

ARTICLE SECOND:

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808, County of New Castle. The name of its registered agent at that address is Corporation Service Company.

ARTICLE THIRD:

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL as set forth in Title 8 of the Delaware Code.

ARTICLE FOURTH:

A. Authorized Capital Stock.

The total number of shares of stock which the Corporation shall have authority to issue is 650,000,000 shares of capital stock, consisting of (i) 400,000,000 shares of common stock, par value

$0.01 per share (the “Common Stock”), and (ii) 250,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

B. Common Stock.

The powers, preferences and rights, and the qualifications, limitations and restrictions, of the Common Stock are as follows:

(a) Ranking. Except as otherwise expressly provided in this Amended and Restated Certificate of Incorporation, the powers, preferences and rights of the holders of Common Stock, and the qualifications, limitations and restrictions thereof, shall be in all respects identical.

(b) Voting. Except as otherwise expressly required by law or provided in this Amended and Restated Certificate of Incorporation, and subject to any voting rights provided to holders of Preferred Stock at any time outstanding, the holders of any outstanding shares of Common Stock shall vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law, this Amended and Restated Certificate of Incorporation or the By-Laws of the Corporation, or upon which a vote of stockholders is otherwise duly called for by the Corporation. At each annual or special meeting of stockholders, each holder of record of shares of Common Stock on the relevant record date shall be entitled to cast one vote in person or by proxy for each share of the Common Stock standing in such holder’s name on the stock transfer records of the Corporation.

(c) No Cumulative Voting. Holders of shares of Common Stock shall not have cumulative voting rights.

(d) Dividends, Stock Splits. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Amended and Restated Certificate of Incorporation, as it may be amended from time to time, holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(e) Liquidation, Dissolution, etc. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors and to the holders of any Preferred Stock of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them.

(f) No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

C. Preferred Stock.

The Preferred Stock shall be divided into series. The first series shall consist of 100,000 shares and is designated “Series A Preferred Stock”.

The remaining shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is expressly authorized to provide for the issue of all or any of the remaining shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter, for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

D. Provisions Relating to Series A Preferred Stock.

Section 1. Dividends.

1A. General Obligation.

When, as and if declared by the Board of Directors and to the extent permitted under the DGCL, the Corporation shall pay preferential cumulative dividends in cash to the holders of the Series A Preferred Stock as provided in this Section 1. Cumulative dividends on each share of Series A Share shall accrue on a daily basis at the Rate on the sum of the Liquidation Value plus all accumulated and unpaid dividends thereon from and including the date of issuance of such Series A Share to and including the first to occur of (i) the date on which the Liquidation Value of such Series A Share (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with a Liquidation, (ii) the date on which such Series A Share is converted into shares of Common Stock or (iii) the date on which such Series A Share is otherwise acquired by the Corporation. Such dividends shall be cumulative and accrue from the date of issuance whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any Series A Share shall be deemed to be its “date of issuance” regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Series A Share.

1B. Dividend Reference Dates. To the extent not paid on any Dividend Reference Date, all dividends which have accrued on each Series A Share outstanding during the three-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Series A Share until paid to the holder thereof.

1C. Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the respective amounts of accrued and unpaid dividends on the Series A Shares held by each such holder. Any such payment of dividends shall be applied first to pay accrued and unpaid dividends that are not accumulated dividends, and second to pay accrued and unpaid dividends that are accumulated dividends.

Section 2. Liquidation.

Upon any Liquidation, each holder of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all Series A Shares held by such holder (plus all accrued and unpaid dividends thereon), and the holders of Series A Preferred Stock shall not be entitled to any further payment. If, upon any such Liquidation, the Corporation’s assets to be distributed among the holders of the Series A Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 2, then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such holders based upon the aggregate Liquidation Value of, plus all accrued and unpaid dividends on, the Series A Shares held by each such holder. Not less than 30 days prior to the payment date stated therein, the Corporation shall mail written notice of any such Liquidation to each record holder of Series A Preferred Stock, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Series A Share and each share of Junior Securities in connection with such Liquidation.

Section 3. Priority of Series A Preferred Stock.

So long as any Series A Preferred Stock remains outstanding, without the prior written consent of the holders of a majority of the outstanding Series A Shares, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities for consideration, nor shall the Corporation (nor shall it permit any Subsidiary to) directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities, except for cash payments, if any, in lieu of the issuance of fractional shares in connection with the conversion of any Junior Securities; provided that the Corporation may repurchase shares of Junior Securities from present or former employees of the Corporation and its Subsidiaries in accordance with the provisions of any stock option plan adopted by the Corporation’s Board of Directors or pursuant to written agreements with employees of the Corporation or any of its Subsidiaries that have been approved by the Corporation’s Board of Directors.

Section 4. Redemptions.

4A. Optional Redemptions. The Corporation may at any time and from time to time, without premium or penalty, redeem all or any portion of the Series A Shares then outstanding. Upon any such redemption, the Corporation shall pay a price per Series A Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon).

4B. Redemption Payments. For each Series A Share which is to be redeemed hereunder, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such Series A Share) an amount in cash in immediately available funds equal to the Liquidation Value, plus all accrued and unpaid dividends thereon, of such Series A Share. If the funds of the Corporation legally available for redemption of Series A Share on any Redemption Date are insufficient to redeem the total number of Series A Share to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Series A Share pro rata among the holders of the Series A Share to be redeemed based upon the aggregate Liquidation Value of such Series A Share held by each such holder (plus all accrued and unpaid dividends thereon). At any time thereafter when additional funds of the Corporation are legally available for the redemption of Series A Share, such funds shall immediately be used to redeem the balance of the Series A Share which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

4C. Notice of Redemption. Except as otherwise provided herein, the Corporation shall mail or messenger written notice of each redemption of a Series A Share to each record holder thereof not more than 60 nor less than 2 days prior to the Redemption Date. In case fewer than the total number of Series A Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Series A Shares shall be issued to the holder thereof without cost to such holder within five business days after surrender of the certificate representing the redeemed Series A Shares. The Corporation may state in any such notice of redemption of Series A Shares that the dollar amount of Series A Shares to be redeemed will be up to an aggregate dollar amount to be determined by the Corporation upon the Redemption Date, and may be conditioned upon, and effected at the time of, the closing with the underwriters of the sale of securities pursuant to a Qualified Public Offering.

4D. Dividends After Redemption Date. No Series A Share shall be entitled to any dividends accruing after the date on which the Liquidation Value of such Series A Share (plus all accrued and unpaid dividends thereon) is paid to the holder of such Series A Share. On such date, all rights of the holder of such Series A Share shall cease, and such Series A Share shall no longer be deemed to be issued and outstanding.

4E. Redeemed or Otherwise Acquired Shares. Any Series A Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.

4F. Determination of the Number of Each Holder’s Shares to be Redeemed. Except as otherwise provided herein, any Series A Shares to be redeemed hereunder shall be redeemed pro rata among the holders of Series A Shares based upon the aggregate Liquidation Value of, plus all accrued and unpaid dividends on, the Series A Shares held by each such holder.

Section 5. Conversion.

5A. Conversion upon Request. The holders of a majority of the outstanding Series A Shares may, by giving written notice to the Corporation not less than two days nor more than 60 days prior to the consummation of the Corporation’s first Qualified Public Offering, require the Corporation to convert all or a portion of the Series A Shares held by all holders thereof into a number of shares of Common Stock, determined with respect to each Series A Share by dividing the Liquidation Value of, plus all accrued and unpaid dividends on, such Series A Share at the effective time of such conversion by the price per share to the public of the Common Stock in such Qualified Public Offering. The Corporation shall mail written notice to each record holder of Series A Shares within 20 days following the filing of the initial registration statement with the Securities and Exchange Commission for the Corporation’s Qualified Public Offering. In the case of a partial conversion, such conversion shall be pro rata to all holders of Series A Shares based on the aggregate Liquidation Value of, plus all accrued and unpaid dividends on, the Series A Shares held by each holder of Series A Preferred Stock. Any such conversion shall be conditioned upon, and effected at the time of, the closing with the underwriters of the sale of securities pursuant to such Qualified Public Offering.

5B. Time of Conversion. In the event of a conversion pursuant to Section 5A, the outstanding Series A Shares converted under Section 5A shall be converted automatically without any further action by the holder of such Shares and whether or not the certificates representing such Series A Shares are surrendered to the Corporation or the transfer agent for such Series A Preferred Stock. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such Series A Shares are either delivered to the Corporation or any transfer agent for such Series A Preferred Stock, or the holder notifies the Corporation or the transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled.

5C. Conversion Procedure.

(i) As soon as possible after a conversion has been effected (but in any event within five business days in the case of subparagraph (a) below), the Corporation shall deliver, or cause to be delivered, to the converting holder:

(a) a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and

(b) a certificate representing any Series A Shares which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

(ii) The issuance of certificates for shares of Common Stock upon conversion of Series A Shares shall be made without charge to the holders of such Series A Shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock. Upon conversion of each Series A Share, the Corporation shall take all such actions as are necessary in order to insure that (A) the Common Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof (other than restrictions imposed by federal or state securities laws or liens, charges or encumbrances created by the holder), and (B) that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

(iii) The Corporation shall not close its books against the transfer of Series A Preferred Stock or of Common Stock issued or issuable upon conversion of Series A Shares in any manner that interferes with the timely conversion of Series A Preferred Stock. The Corporation shall assist and cooperate with any holder of Series A Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Series A Shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

(iv) The Corporation shall, in connection with the consummation of its first Qualified Public Offering, reserve and make available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series A Preferred Stock for which a conversion election has been made pursuant to Section 5A.

(v) If any fractional interest in a share of Common Stock would, except for the provisions of this subparagraph, be delivered upon any conversion of Series A Preferred Stock, the Corporation, in lieu of delivering the fractional share therefore, shall pay an amount to the holder thereof equal to the price per share to the public of the Common Stock in the Qualified Public Offering multiplied by such fractional interest.

Section 6. Voting Rights. Except as otherwise required by applicable law, the Series A Preferred Stock shall have no voting rights. The holders of the Series A Preferred Stock shall be entitled to notice of all stockholders meetings in accordance with the Corporation’s Bylaws and to the same extent and in the same manner delivered to holders of Common Stock.

E. Power to Sell and Purchase Shares.

Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

F. Provisions Relating to Capital Stock.

Section 1. Notices.

Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be either personally delivered, or sent via facsimile or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder). Notices shall be deemed to have been given hereunder when delivered personally, when sent via facsimile (as evidenced by a printed confirmation) if sent prior to 5:00 p.m. (local time of recipient) on a business day or, if not, the next succeeding business day), three business days after deposit in the U.S. mail and one business day after deposit with a reputable overnight courier service.

Section 2. Definitions.

For purposes of this Article FOURTH, the following definitions shall apply:

“Dividend Reference Dates” shall mean, for any Series A Share, each March 31, June 30, September 30 and December 31 of each year, occurring after the date of issuance of such Series A Share.

“Junior Securities” shall mean any shares of Common Stock and any other series of capital stock of any series or class of the Corporation, whether presently outstanding or hereafter issued, which are not designated in the instrument creating such series or class as ranking senior to or pari passu with the Series A Preferred Stock.

“Liquidation” shall mean dissolution or winding up of the Corporation (whether voluntary or involuntary); provided that neither the consolidation or merger of the Corporation into or with any other Persons (whether or not the Corporation is the surviving entity), nor the sale, conveyance, mortgage, pledge, lease or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation nor any other form of recapitalization or reorganization affecting the Corporation shall be deemed to be a Liquidation.

“Liquidation Value” of any Series A Share shall mean an amount equal to $1,000 (subject to adjustment in the event of any stock split or combination with respect to such share).

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity and a governmental entity or any department, agency or political subdivision thereof.

“Public Offering” shall mean any offering by the Corporation of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended; provided that a Public Offering shall not include an offering made in connection with a business acquisition or combination or an employee benefit plan.

“Qualified Public Offering” shall mean an underwritten Public Offering of shares of Common Stock which results in aggregate gross proceeds to the Corporation and any selling stockholders of more than $80,000,000.

“Rate” shall mean eight percent (8%) per annum; provided that from and after the consummation of the Corporation’s first Qualified Public Offering, the Rate shall be ten percent (10%) per annum.

“Series A Share” shall mean a share of Series A Preferred Stock.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing member or general partner of such limited liability company, partnership, association or other business entity.

ARTICLE FIFTH:

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

B. The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to, or repeal the By-Laws of the Corporation.

C. The Board of Directors shall consist of not less than three or more than fifteen members, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors. Election of directors need not be by written ballot unless the By-Laws so provide.

D. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any director may resign at any time in accordance with the By-Laws.

E. Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled only by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled only by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause at a meeting of stockholders at which a quorum is present and only by the affirmative vote of the holders of at least two-thirds of the voting power of the Corporation’s then outstanding capital stock entitled to vote generally in the election of directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto.

F. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

ARTICLE SIXTH:

No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE SEVENTH:

A. In recognition and anticipation that (a) the directors, officers or employees of IPC may serve as directors or officers of the Corporation, (b) IPC and the Affiliated Companies (as defined below) thereof engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (c) that the Corporation and the Affiliated Companies thereof will engage in material business transactions with IPC and Affiliated Companies thereof and that the Corporation is expected to benefit therefrom, the provisions of this Article Seventh are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve IPC or Affiliated Companies and its officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

B. None of IPC and any of its Affiliated Companies shall have any duty to refrain from (i) engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its Affiliated Companies, (ii) any decision or action to enforce its rights under any agreement or contract with the Corporation, (iii) doing business with any of the Corporation’s clients or customers, or (iv) employing or otherwise engaging any of the Corporation’s officers or employees and none of IPC and any officer, director or employee thereof (except as provided in paragraph C below) shall be liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of any such activities of IPC or any of its Affiliated Companies. In the event that IPC or any of its Affiliated Companies acquires knowledge of a potential transaction or matter which may be a corporate opportunity for itself and the Corporation or any of its Affiliated Companies, none of IPC and any of its Affiliated Companies shall have any duty to communicate or offer such corporate opportunity to the Corporation or any of its Affiliated Companies and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation solely by reason of the fact that IPC or any of its Affiliated Companies pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation.

C. In the event that a director or officer of the Corporation who is also a director, officer or employee of IPC acquires knowledge of a potential transaction or matter which may be a corporate opportunity for the Corporation or any of its Affiliated Companies and IPC or any of its Affiliated Companies, such director or officer of the Corporation shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such corporate opportunity, if such director or officer acts in a manner consistent with the following policy:

(a) A corporate opportunity offered to any Person who is a director or officer of the Corporation, and who is also a director, officer or employee of IPC, shall belong to the Corporation if such opportunity is expressly offered to such Person in writing solely in his or her capacity as a director or officer of the Corporation and not separately offered to IPC or any of its officers, directors or employees.

(b) Otherwise, such corporate opportunity shall belong to IPC.

D. In addition to and notwithstanding the foregoing provisions of this Article Seventh, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not permitted to undertake under the terms of Article Three or that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

E. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article SEVENTH.

F. If any contract, agreement, arrangement or transaction between the Corporation and IPC involves a corporate opportunity and is approved in accordance with the procedures set forth in Article EIGHTH of this Amended and Restated Certificate of Incorporation, IPC and its officers, directors and employees shall also for the purposes of this Article SEVENTH and the other provisions of this Amended and Restated Certificate of Incorporation: (i) have fully satisfied and fulfilled their fiduciary duties to the Corporation and its stockholders and not be liable to the Corporation and its stockholders with respect to the Corporate opportunity; (ii) be deemed to have acted in good faith and in a manner such persons reasonably believe to be in, and not opposed to, the best interests of the Corporation; and (iii) be deemed not to have breached their duties of loyalty to the Corporation and its stockholders and not to have derived an improper personal economic gain therefrom. Any such contract, agreement, arrangement or transaction involving a corporate opportunity not so approved shall not by reason thereof result in any such breach of any fiduciary duty or duty of loyalty or failure to act in good faith or in the best interests of the Corporation or derivation of any improper personal benefit, but shall be governed by the other provisions of this Article SEVENTH, this Amended and Restated Certificate of Incorporation, the By-Laws, the DGCL and other applicable law.

G. Notwithstanding anything in this Amended and Restated Certificate of Incorporation to the contrary and in addition to any vote of the Board of Directors required by this Amended and Restated Certificate of Incorporation or the DGCL, until the occurrence of the Operative Date, the affirmative vote of at least sixty-six and two thirds percent (66 2/3%) of the votes entitled to be cast thereon shall be required to alter, amend or repeal, or adopt any provision inconsistent with, any provision of this Article SEVENTH.

H. For purposes of this Article SEVENTH, Article SIXTH, Article EIGHTH, Article NINTH and Article TENTH (subject to Section B(i) of Article TENTH) hereof

(i) “Affiliated Company” means in respect of IPC, any Person controlled by IPC (other than the Corporation or any Person controlled by the Corporation), and in respect of the Corporation, any Person controlled by the Corporation.

(ii) the “Corporation” shall mean the Corporation and all corporations, partnerships, joint ventures, limited liability companies, trusts, associations and other entities in which the Corporation owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting stock, voting power, partnership interests or similar ownership interests; and

(iii) “IPC” “Irving Place Capital” or “IPC” means, collectively, (a) Irving Place Capital Management, L.P., a Delaware limited partnership, and any successor-in-interest thereto (b) JDH Management LLC,

a Delaware limited liability company, and any successor-in-interest thereto, (c) IPC AIV GP III Ltd., a Cayman Islands exempted company, (d) any investment partnership or investment entity that is controlled, managed or advised, directly or indirectly, by one or more of the Persons described in clauses (a), (b) and (c) above, (e) any investment partnership initially formed for the benefit of employees of The Bear Stearns Companies Inc. and its subsidiaries that co-invested in some or all of the investments made by one or more of the Persons described in clause (d) above, and (f) any entity that has an economic interest in, or provides advisory, management, consulting, administrative or other services to, any of the Persons described in clause (d) and (e) above or to any Affiliated Company and is controlled, directly or indirectly, by one or more of the Persons described in clauses (a), (b) and (c) above.

(iv) “Operative Date” shall mean the first date on which IPC ceases to beneficially own shares entitled to thirty three and one-third percent (33 1/3%) or more of the votes entitled to be cast by the then outstanding Common Stock.

(v) “Redemption Date” as to any Series A Share means the date specified in the notice of any redemption at the Corporation’s option; provided that no such date shall be a Redemption Date unless the Liquidation Value of such Series A Share (plus all accrued and unpaid dividends thereon) is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

ARTICLE EIGHTH:

A. In anticipation that the Corporation and IPC or any of its Affiliated Companies may enter into contracts or otherwise transact business with each other and that the Corporation may derive benefits therefrom, the provisions of this Article EIGHTH are set forth to regulate and define certain contractual relations and other business relations of the Corporation as they may involve IPC or any of its Affiliated Companies, and the powers, rights, duties and liabilities of the Corporation in connection therewith. The provisions of this Article EIGHTH are in addition to, and not in limitation of, the provisions of the DGCL and the other provisions of this Amended and Restated Certificate of Incorporation. Any contract or business relation which does not comply with the procedures set forth in this Article EIGHTH shall not by reason thereof be deemed void or voidable or result in any breach of any fiduciary duty or duty of loyalty or failure to act in good faith or in the best interests of the Corporation or derivation of any improper personal economic gain, but shall be governed by the provisions of this Amended and Restated Certificate of Incorporation, the By-Laws, the DGCL and other applicable law.

B. In the event that IPC or any of its Affiliated Companies enters into an agreement or transaction with the Corporation or any of its Affiliated Companies, a director or officer of the Corporation who is also a director, officer or employee of IPC shall (i) have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such agreement or transaction, (ii) not be liable to the Corporation or its stockholders with respect to such agreement or transactions; (iii) be deemed to have acted in good faith and in a manner it believed to be in, and not opposed to, the Corporation’s best interests; and (iv) not be deemed to (a) have breached its duties of loyalty to the Corporation and its stockholders and (b) derived an improper personal benefit therefrom, if:

(i) The agreement or transaction was approved, after being made aware of the material facts of the relationship between each of the Corporation or an Affiliated Company thereof and IPC or an Affiliated Company thereof and the material terms and facts of the agreement or transaction, by (a) an affirmative vote of a majority of the members of the Board of Directors of the Corporation who are not persons or entities with a material financial interest in the agreement or transaction (“Interested Persons”), even if such members do not constitute a quorum, (b) an affirmative vote of a majority of the members of a committee of the Board of Directors of the Corporation consisting of members who are not Interested Persons or (c) one or more of the Corporation’s officers or employees who are not

Interested Persons and who were authorized to approve such transaction by the Board of Directors of the Corporation or committee thereof in the manner set forth in (a) and (b) above.

(ii) The agreement or transaction was fair to the Corporation at the time the agreement or transaction was entered into by the Corporation; or

(iii) The agreement or transaction was approved by an affirmative vote of a majority of the shares of the Corporation’s Common Stock entitled to vote, excluding IPC, any Affiliated Company or Interested Person.

C. Directors of the Corporation who are also directors or officers of IPC may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract, agreement, arrangement or transaction. Common Stock owned by IPC may be counted in determining the presence of a quorum at a meeting of stockholders which authorizes the contract, agreement, arrangement or transaction.

D. Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation will be deemed to have notice of and to have consented to the provisions of this Article EIGHTH.

E. For purposes of this Article EIGHTH, any contract, agreement, arrangement or transaction with any corporation, partnership, joint venture, limited liability company, trust, association or other entity in which the Corporation owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting stock, voting power, partnership interests or similar ownership interests, or with any officer or director thereof, shall be deemed to be a contract, agreement, arrangement or transaction with the Corporation.

F. Notwithstanding anything in this Amended and Restated Certificate of Incorporation to the contrary and in addition to any vote of the Board of Directors required by this Amended and Restated Certificate of Incorporation or the DGCL, until the occurrence of the Operative Date, the affirmative vote of at least sixty-six and two thirds percent (66 2/3%) of the votes entitled to be cast thereon shall be required to alter, amend or repeal, or adopt any provision inconsistent with, any provision of this Article EIGHTH. Neither the alteration, amendment or repeal of this Article EIGHTH nor the adoption of any provision inconsistent with this Article EIGHTH shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article EIGHTH, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

ARTICLE NINTH:

A. In anticipation that IPC will remain a stockholder of the Corporation and may have continued contractual, corporate and business relations with the Corporation, the provisions of this Article NINTH are set forth to regulate and define the conduct of certain affairs of the Corporation as they may impact IPC and its legal and regulatory status.

B. The Corporation shall not, without the written consent of IPC, engage, directly or indirectly, in any act or activity which would result, either alone or after giving effect to the business, operations, properties, activities and legal and regulatory status of IPC and the Corporation, in: (i) IPC being required to file any notice, report or other document or make any registration with, obtain any approval, consent or authorization of or otherwise become subject to any statutes, rules, regulations, ordinances, orders, decrees or other legal restrictions of any federal, state, local or foreign governmental, administrative or regulatory authority, agency or instrumentality (collectively, “Applicable Law”); or (ii) any director of the Corporation who is also a director or officer of IPC being ineligible to serve or prohibited from so serving as a director of the Corporation under or pursuant to any Applicable Law. IPC shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that IPC gives or withholds any consent for any reason in connection with this Article NINTH.

No vote cast or other action taken by any person who is an officer, director or other representative of IPC which vote is cast or action is taken by such person in his or her capacity as a director of the Corporation shall constitute a consent of IPC for the purpose of this Article NINTH.

C. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article NINTH.

D. Notwithstanding anything in this Amended and Restated Certificate of Incorporation to the contrary and in addition to any vote of the Board of Directors required by this Amended and Restated Certificate of Incorporation or the DGCL, until the occurrence of the Operative Date, the affirmative vote of the holders of at least sixty-six and two thirds percent (66 2/3%) of the votes entitled to be cast thereon shall be required to alter, amend or repeal, or adopt any provision inconsistent with, any provision of this Article NINTH. Neither the alteration, amendment or repeal of this Article NINTH nor the adoption of any provision inconsistent with this Article NINTH shall eliminate or reduce the effect of this Article NINTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article NINTH, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

E. This Article NINTH shall become inoperative and of no effect six months after the Operative Date.

ARTICLE TENTH:

A. Prior to the Operative Date, the Corporation shall not, without the prior consent of IPC, permit any of the following to occur:

(i) any consolidation or merger of the Corporation or any Subsidiary of the Corporation with or into any Person or of any Person with or into the Corporation or any Subsidiary of the Corporation (other than a merger or consolidation with or into a Wholly Owned Subsidiary of the Corporation);

(ii) entry into or consummation of any sale, lease, exchange or other disposition or any acquisition (by way of merger or consolidation, acquisition of stock, other securities or assets, or otherwise) or investment, other than certain Permitted Investments, by the Corporation or any Subsidiary, other than transactions between the Corporation and its Wholly-Owned Subsidiaries, or any series of related dispositions or acquisitions, except for those for which the Corporation has provided IPC at least 15 days prior written notice and which involve consideration not in excess of $10 million in fair market value, except (a) any disposition of cash equivalents or investment grade securities or obsolete or worn out equipment and (b) the lease, assignment or sublease of any real or personal property, in each case, in the ordinary course of business;

(iii) any increase or decrease in the authorized capital stock of the Corporation or the creation of any class or series of capital stock of the Corporation;

(iv) any issuance or sale by the Corporation or any Subsidiary of any shares of its respective capital stock or any options, warrants or rights to acquire such capital stock or securities convertible into or exchangeable for capital stock or the adoption, or amendment by the Corporation or any Subsidiary of any equity incentive plan, except (a) the issuance of shares of capital stock by the Corporation or a Subsidiary to IPC, and (b) the issuance by the Corporation of capital stock pursuant to its equity incentive plans in the ordinary course of business not to exceed $10 million in fair market value per year;

(v) the amendment by the Corporation of Article SIXTH, SEVENTH, EIGHTH, NINTH, TENTH, TWELFTH and Article FOURTEENTH of the Amended and Restated Certificate of Incorporation or Article II, VIII and Article IX of the Amended and Restated By-Laws of the Corporation;

(vi) the declaration of dividends on any class or series of the capital stock of the Corporation;

(vii) the authorization of any class or series of Preferred Stock of the Corporation; or

(viii) any change in the number of directors on the Board of Directors, the establishment of any committee of the Board of Directors, the nomination of the members of the Board of Directors or any committee thereof and the appointment of directors to newly created memberships and vacancies on the Board of Directors or any committees thereof.

B. Except as otherwise provided below, for purposes of this Article TENTH, IPC and Operative Date shall have the meanings set forth in Article SEVENTH. In addition, for purposes of this Article TENTH:

(i) “Corporation” shall mean the Corporation (and not any other corporation, partnership, joint venture, limited liability company, trust, association or other entity);

(ii) “Permitted Investments” shall mean (i) any investment in IPC or any of its restricted subsidiaries; (ii) any investment in cash and cash equivalents or investment grade securities; (iii) investments consisting of purchases and acquisitions of inventory, supplies, material or equipment; and (iv) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices;

(iii) “Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, association or other business entity and any trust, unincorporated organization or government or any agency or political subdivision thereof;

(iv) “Subsidiary” shall mean a subsidiary of the Corporation and shall include all corporations, partnerships, joint ventures, limited liability companies, associations and other entities (a) in which the Corporation owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting stock, voting power, partnership interests or similar ownership interests, (b) of which the Corporation otherwise directly or indirectly controls or directs the policies or operations or (c) which would be considered subsidiaries of the Corporation within the meaning of Regulation S-K or Regulation S-X of the general rules and regulations under the Securities Act of 1933, as amended; and

(v) “Wholly Owned Subsidiary” of the Corporation shall mean all Subsidiaries in which the Corporation owns (directly or indirectly) all of the outstanding voting stock, voting power, partnership interests or similar ownership interests, except for director’s qualifying shares in nominal amount.

C. Notwithstanding anything in this Amended and Restated Certificate of Incorporation to the contrary and in addition to any vote of the Board of Directors required by this Amended and Restated Certificate of Incorporation or the DGCL, until the occurrence of the Operative Date, the affirmative vote of at least sixty six and two-thirds percent (66 2/3%) of the votes entitled to be cast thereon shall be required to alter, amend or repeal, or adopt any provision inconsistent with, any provision of this Article TENTH. Neither the alteration, amendment or repeal of this Article TENTH nor the adoption of any provision inconsistent with this Article TENTH shall eliminate or reduce the effect of this Article TENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article TENTH, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

ARTICLE ELEVENTH:

A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is hereby specifically denied. However, so long as IPC continues to own shares entitled to cast at least a majority of the votes entitled to be cast in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Secretary of the Corporation shall file such consent or consents, or certify the tabulation of such consents and file such certificate, with the minutes of the meetings of the stockholders.

B. Unless otherwise required by law, Special Meetings of Stockholders, for any purpose or purposes, may be called by (x) IPC, until IPC no longer holds at least 33% of the shares of capital stock at the time outstanding and entitled to vote, by the delivery of a written request to the Secretary of the Corporation or (y) (i) the Chairman of the Board of Directors, if there be one, or (ii) the President, (iii) the Chief Executive Officer, or (iv) the Secretary, and shall be called by any such officer at the request in writing of (i) the Board of Directors or (ii) a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers and authority include the power to call such meetings. Such request shall state the purpose or purposes of the proposed meeting. At a Special Meeting of Stockholders, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto).

ARTICLE TWELFTH:

The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article TWELFTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article TWELFTH to directors and officers of the Corporation.

The rights to indemnification and to the advance of expenses conferred in this Article TWELFTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of this Article TWELFTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE THIRTEENTH:

Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the

DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

ARTICLE FOURTEENTH:

In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s By-Laws. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Corporation’s By-Laws. The Corporation’s By-Laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the shares entitled to vote at an election of directors.

ARTICLE FIFTEENTH:

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed in this Amended and Restated Certificate of Incorporation, the Corporation’s By-Laws or the DGCL, and all rights herein conferred upon stockholders are granted subject to such reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least sixty six and two-thirds percent (66  2/3%) of the voting power of the shares entitled to vote at an election of directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of this Amended and Restated Certificate of Incorporation inconsistent with the purpose and intent of Articles FIFTH, ELEVENTH and TWELFTH of this Amended and Restated Certificate of Incorporation or this Article FIFTEENTH.

ARTICLE SIXTEENTH:

The Corporation shall not to be governed by the provisions of Section 203 of the DGCL.

********

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this 30th day of October, 2009.

VITAMIN SHOPPE, INC.

By:
Name:
Title:

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 1, 3 and 4.

						For	Against	Abstain
1.	Approval of an amendment to our Charter to remove the words “for cause” so that any of the Company’s directors may be removed, with or without cause.					☐	☐	☐					+
2.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - B. Michael Becker	☐	☐	☐	02 - John D. Bowlin	☐	☐	☐	03 - Catherine E. Buggeln	☐	☐	☐

	04 - Deborah M. Derby	☐	☐	☐	05 - David H. Edwab	☐	☐	☐	06 - Richard L. Markee	☐	☐	☐

	07 - Guillermo Marmol	☐	☐	☐	06 - Beth M. Pritchard	☐	☐	☐	09 - Timothy Theriault	☐	☐	☐

	10 - Colin Watts	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

3.	Advisory vote to approve named executive officer compensation.	☐	☐	☐	4.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2016 fiscal year.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	1 U P X 2 7 5 5 7 1 2	+

02AWWB

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The proxy statement and the 2015 annual report to stockholders are available at: www.edocumentview.com/VSI

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — VITAMIN SHOPPE, INC.

Annual Meeting of Stockholders – June 7, 2016

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Colin Watts and David M. Kastin, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Vitamin Shoppe, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Vitamin Shoppe, Inc. to be held Tuesday, June 7, 2016 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)